UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12
TELENAV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T +1 408.245.3800 F +1 408.245.0238 E IR@telenav.com 4655 Great America Parkway, Suite 300 Santa Clara, CA 95054 www.telenav.com
October 3, 2018
Dear Stockholders:
We are pleased to invite you to attend our 2018 Annual Meeting of Stockholders to be held on November 15, 2018 at 9:00 a.m. Pacific Time, at our headquarters located at 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054 (the “2018 Annual Meeting”). This Notice of 2018 Annual Meeting, Proxy Statement and form of proxy card or written voting instruction form are being made available to you on or about October 3, 2018.
We are furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our 2018 Annual Meeting and conserves natural resources. On or about October 3, 2018, we mailed our stockholders a notice that includes instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (the “Annual Report”) and how to vote online. The notice also included instructions on how you can request a paper copy of the proxy materials, including the Notice of 2018 Annual Meeting, Proxy Statement and proxy card or written voting instruction form.
Details regarding admission to the 2018 Annual Meeting and the business to be conducted at the 2018 Annual Meeting are described in this Notice of 2018 Annual Meeting and Proxy Statement. A copy of our Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.
Please use this opportunity to take part in the affairs of Telenav by voting on the business to come before this meeting. Regardless of whether you plan to attend the meeting, I urge you to vote your proxy as soon as possible. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person, and may save us from incurring additional proxy solicitation costs.
Thank you for your ongoing support of Telenav. We look forward to seeing you at our 2018 Annual Meeting.

TELENAV, INC.

Dr. HP Jin
Chairman of the Board of Directors, President and Chief Executive Officer
Santa Clara, California

TELENAV, INC.
4655 Great America Parkway, Suite 300
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 15, 2018
The 2018 Annual Meeting of Stockholders of Telenav, Inc. will be held on Thursday, November 15, 2018, at 9:00 a.m. Pacific Time, at our offices, located at 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054, for the following purposes (as more fully described in the proxy statement accompanying this notice):

1.	The election of two Class III directors named in the accompanying proxy statement to serve for a term of three years or until their successors are duly elected and qualified;

2.	To conduct a nonbinding advisory vote on executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as Telenav’s independent registered public accounting firm for the fiscal year ending June 30, 2019; and

4.	To transact such other business as may properly come before the meeting.
Stockholders of record at the close of business on September 26, 2018 are entitled to vote at the 2018 Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote over the Internet, by telephone or by mailing a proxy card or written voting instruction form. If you attend the meeting, you may vote in person even if you return a proxy.

By Order of the Board of Directors,

Dr. HP Jin
Chairman of the Board of Directors, President and Chief Executive Officer
Santa Clara, California
October 3, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. A MAJORITY OF OUR OUTSTANDING SHARES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE MEETING TO CONSTITUTE A QUORUM.

-i-

TELENAV, INC.
2018 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

-ii-

TELENAV, INC.
4655 Great America Parkway, Suite 300
Santa Clara, CA 95054
PROXY STATEMENT
FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our stockholders primarily via the Internet. On or about October 3, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (“Annual Report”), and form of proxy card or written voting instruction form (collectively, the “proxy materials”). Stockholders will have the ability to access the proxy materials on the Internet, or to request a printed set of the proxy materials by mail by following the instructions in the Notice of Internet Availability of Proxy Materials. By furnishing a Notice of Internet Availability of Proxy Materials and access to our proxy materials by the Internet, we expect to lower the costs and reduce the environmental impact of our 2018 Annual Meeting.
The Notice of Internet Availability of Proxy Materials also provides instructions on how you may request that we send future proxy materials to you by electronic mail or by mail in printed form. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE 2018 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
Our board of directors has made these materials available to you on the Internet or is providing printed proxy materials to you in connection with the solicitation of proxies for use at our annual meeting of stockholders, which will take place on Thursday, November 15, 2018 at 9:00 a.m. Pacific Time, at our headquarters located at 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054 (the “2018 Annual Meeting”). As a stockholder, you are invited to attend the 2018 Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What items of business will be voted on at the 2018 Annual Meeting?

A:	The items of business scheduled to be voted on at the 2018 Annual Meeting are:

•	To elect two Class III directors named in this proxy statement to serve for a term of three years or until their successors are duly elected and qualified;

•	To conduct a nonbinding advisory vote on executive compensation; and

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019 (“fiscal 2019”).

We will also consider any other business that properly comes before the 2018 Annual Meeting.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that you vote your shares:

•	“FOR” the election of each of the Class III nominees to the board of directors;

•	“FOR” the approval, on an advisory and nonbinding basis, of our executive compensation; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2019.

Q:	What information is contained in these proxy materials?

A:
You are receiving the proxy materials, which relate to the proposals to be voted on at the 2018 Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance and information on our board of directors and certain other required information. Our Annual Report includes information about our business, financial condition and the risks we face.

Q:	What shares can I vote?

A:
Each share of our common stock issued and outstanding as of the close of business on September 26, 2018 (the “Record Date”) is entitled to be voted on all items being voted on at the 2018 Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date there were 45,247,725 shares of our common stock issued and outstanding.

Q:	How many votes am I entitled to per share?

A:	For all matters described in this proxy statement for which your vote is being solicited, you are entitled to one vote for each share of common stock held as of the Record Date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and we sent the proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2018 Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the 2018 Annual Meeting?”
Beneficial Owner
If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the 2018 Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the 2018 Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the 2018 Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the 2018 Annual Meeting?”

Q:	How can I vote my shares in person at the 2018 Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted by you in person at the 2018 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2018 Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2018 Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the 2018 Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2018 Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Q:	Can I change my vote or revoke my proxy?

A:
You may change your vote at any time prior to the taking of the vote at the 2018 Annual Meeting. If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054, prior to your shares being voted, or (3) attending the 2018 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the 2018 Annual Meeting and voting in person.

Q:	Is my vote confidential?

A:
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	How can I attend the 2018 Annual Meeting?

A:
You are entitled to attend the 2018 Annual Meeting only if you were a stockholder as of the Record Date or you hold a valid proxy for the 2018 Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement for the period including the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2018 Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting.
Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card, or, if you vote by telephone or Internet, by indicating your plans when prompted.
The meeting will begin promptly at 9:00 a.m. Pacific Time on November 15, 2018.

Q:	How many shares must be present or represented to conduct business at the 2018 Annual Meeting?

A:
A majority of our issued and outstanding shares of common stock must be present in person or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Even if you wish to abstain from voting on some or all matters introduced at the meeting, your shares will be counted for purposes of determining a quorum if you are present and vote in person at the meeting or have properly submitted a proxy card. Both abstentions and broker nonvotes (described below) are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to each nominee.
For all other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention will have the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	A plurality of the votes cast is required for the election of the directors, which means that the nominees for director receiving the highest number of affirmative votes will be elected as directors.
The affirmative “FOR” vote of a majority of the votes cast on the proposal is required to (i) approve, on an advisory and nonbinding basis, our executive compensation, and (ii) ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2019.
As approval of executive compensation arrangements is an advisory vote, the results will not be binding on us, the board of directors or the compensation committee, although our compensation committee will consider the outcome of the votes when evaluating our executive compensation principles, design and practices.
If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker nonvotes.” Generally, broker nonvotes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker nonvotes are not considered votes cast on that proposal. Thus, broker nonvotes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. You may not cumulate your votes for the election of directors.

Q:	What happens if additional matters are presented at the 2018 Annual Meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2018 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Dr. HP Jin and Michael Strambi, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be our Vice President, Finance, Stuart Mar. Broadridge Financial Solutions, Inc. will assist the inspector of elections with tabulating the votes.

Q:	Who will bear the cost of soliciting votes for the 2018 Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

Q:	Where can I find the voting results of the 2018 Annual Meeting?

A:
We will announce preliminary voting results at the 2018 Annual Meeting and publish them on our website at http://investor.telenav.com. We will also disclose voting results on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the 2018 Annual Meeting, which will also be available on our website.

Q:	How can I contact Telenav’s transfer agent?

A:
You can contact our transfer agent by either writing via U.S. mail to Computershare, P.O. Box 30170, College Station, TX 77842-3170 or via courier service to Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845, or by telephoning (800) 962-4284 or, for foreign holders, (781) 575-3120. Computershare's shareholder website is www.computershare.com/investor.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure called “householding,” which the SEC has approved. Pursuant to this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, you may write, email or call us at the following address, email address and phone number:

Telenav, Inc.
Attn: Investor Relations
4655 Great America Parkway, Suite 300
Santa Clara, California 95054
Email: IR@telenav.com
Tel: (408) 245-3800
Fax: (408) 245-0238
Stockholders who hold shares through a stockbroker, bank, trustee or other nominee may contact their brokerage firm, bank, broker-dealer, trust or other similar organization to request information about householding.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:
Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), our Corporate Secretary must receive the written proposal at our principal executive offices at the address set forth below no later than June 5, 2019; provided, however, that in the event that we hold our 2019 Annual Meeting more than 30 days before or 60 days after the one-year anniversary date of the 2018 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Telenav, Inc.
Attn: Corporate Secretary
4655 Great America Parkway, Suite 300
Santa Clara, CA 95054
Tel: (408) 245-3800
Fax: (408) 245-0238
Advanced Notice Procedures: Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is: (1) specified in the notice of a meeting given by or at the direction of our board of directors, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2019 Annual Meeting, our Corporate Secretary must receive the written notice at our principal executive offices at the address set forth above:

•	no earlier than July 20, 2019, and

•	not later than the close of business on August 19, 2019.
In the event that we hold our 2019 Annual Meeting more than 30 days before or 60 days after the one-year anniversary date of the 2018 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the 120th day prior to such annual meeting, and not later than the close of business on the later of the following two dates:

•	the 90th day before such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.
Nomination of Director Candidates: You may propose director candidates for consideration by our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Process for Recommending Candidates for Election to the Board of Directors” on page 15.
To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Advanced Notice Procedures” for stockholder proposals that are not intended to be included in our proxy statement.
Copy of Bylaw Provisions: A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov or by requesting a copy through our website at http://investor.telenav.com/printed-materials. You may also contact our Corporate Secretary at our principal executive offices at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
In June 2009, our board of directors adopted a Code of Business Conduct and Ethics for all employees, officers and directors. The full texts of our Code of Business Conduct and Ethics are posted on our website at the investor relations portion of our website, http://investor.telenav.com/corporate-governance. We intend to disclose future amendments to our Code of Business Conduct and Ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
In June 2009, our board of directors also adopted a Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers. The full texts of our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers are posted on our website at the investor relations portion of our website, http://investor.telenav.com/corporate-governance. We intend to disclose future amendments to our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers, or certain waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Director Independence
In September 2018, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise the ability to exercise independent judgment in carrying out his responsibilities. In making that determination, our board of directors considered all relevant facts and circumstances.
As a result of this review, our board of directors determined that each of Samuel Chen, Wes Cummins, Karen Francis, Douglas Miller, Randy Ortiz and Ken Xie are “independent directors” as defined under the rules of the Nasdaq Global Market, constituting a majority of independent directors of our board of directors as required by the rules of the Nasdaq Global Market.
Board Composition
Our board of directors is currently composed of seven members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors.
Each class of directors is elected for a three-year term to succeed the class whose term is then expiring. The terms of the directors expire upon the election and qualification of successor directors at the 2018 Annual Meeting for the Class III directors, 2019 Annual Meeting for the Class I directors, and 2020 Annual Meeting of Stockholders for the Class II directors.
In connection with our August 24, 2017 agreement with Nokomis Capital, L.L.C. and certain related persons, we agreed to appoint an independent director nominated by Nokomis Capital, L.L.C. and reasonably acceptable to the members of our board of directors, other than Mr. Cummins, to fill the seat vacated by Richard Gold, who resigned as a Class III director on August 8, 2017. In October 2017, Randy Ortiz was appointed to fill the seat vacated by Mr. Gold. See “Proposal One—Agreement with Stockholders.”

The following table sets forth the classes, names, ages and positions of our directors as of October 3, 2018:

Name	Age	Position
Class III Directors
Dr. HP Jin	54	Chairman of the Board of Directors, President and Chief Executive Officer
Randy Ortiz (1) (2)	60	Director

Class I Directors
Samuel Chen (1) (3)	67	Director
Wes Cummins (1) (3)	41	Director
Karen Francis (2) (3)	56	Lead Independent Director

Class II Directors
Douglas Miller (1) (3)	61	Director
Ken Xie (2) (3)	55	Director
____________________

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and governance committee.
Board Leadership Structure
Our board of directors believes that our chief executive officer is best situated to serve as our chairman of the board because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the industry, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman of the board and chief executive officer promotes strategy development and execution, and facilitates information flow between management and our board of directors, which are essential to effective governance. One of the key responsibilities of our board of directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed.
At the same time, our board recognizes the importance of having a board structure that will continue to promote the appropriate exercise of independent judgment by the board. In March 2016, our board created the position of lead independent director to serve as a liaison between our chief executive officer and the independent directors, and to facilitate discussions and deliberation among the independent directors in fulfilling their oversight responsibilities for our company. The lead independent director coordinates the activities of the other independent directors and performs such other duties and responsibilities as the board may determine.
Our board believes the combined role of chairman of the board and chief executive officer, together with our independent directors led by our lead independent director, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Board Meetings and Committees
During the fiscal year ended June 30, 2018 (“fiscal 2018”), our board of directors held 16 meetings. Each of the directors attended or participated in at least 75% of the meetings of the board of directors and all committees of the board on which he or she served during fiscal 2018, with the exception of Ken Xie, who attended 74% of the meetings of the board of directors and all committees of the board on which he served.

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee.
Audit Committee. The audit committee oversees our corporate accounting and financial reporting processes. The audit committee generally oversees:

•	Our accounting and financial reporting processes as well as the audit and integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our independent registered public accounting firm; and

•
Our compliance with our systems of disclosure controls and procedures, internal controls over financial reporting and compliance of our employees, directors and consultants with ethical standards adopted by us.

The audit committee also has certain responsibilities, including without limitation, the following:

•	Selecting and hiring the independent registered public accounting firm;

•	Supervising and evaluating the independent registered public accounting firm;

•	Evaluating the independence of the independent registered public accounting firm;

•	Approving audit and nonaudit services and fees;

•
Reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and quarterly reviews, and reports and certifications regarding internal controls over financial reporting and disclosure controls; and

•	Reviewing reports and communications from the independent registered public accounting firm.
The audit committee is currently comprised of Messrs. Chen, Cummins, Miller (chairman) and Ortiz (beginning in October 2017). Notwithstanding the fact that entities controlled by Mr. Chen currently hold more than 10% of our outstanding common stock, our board of directors has considered the independence and other characteristics of each member of our audit committee and believes that the composition of the audit committee meets the requirements for independence under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations. We believe that the audit committee charter and the functioning of the audit committee comply with the applicable requirements of the Nasdaq Global Market and SEC rules and regulations. Our audit committee also serves as our qualified legal compliance committee.

The audit committee held six meetings during fiscal 2018. The audit committee has adopted a written charter approved by our board of directors, which is available upon request in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054; Attn: Corporate Secretary or on our website at http://investor.telenav.com/corporate-governance. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
The Audit Committee Report is included in this proxy statement on page 68.
Compensation Committee. The compensation committee oversees our corporate compensation policies, plans and benefits programs and has the responsibilities described in “Executive Compensation—Compensation Discussion and Analysis” below.
The compensation committee is currently comprised of Ms. Francis (chair) and Messrs. Ortiz (beginning in October 2017) and Xie. We believe that each current member of the compensation committee meets the requirements for independence under the applicable requirements of the Nasdaq Global Market, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Mr. Miller, who served on our compensation committee until October 2017, served as our chief financial officer from May 2006 to June 2012. Therefore, he does not qualify as an “outside director” for purpose of the Section 162(m). During the period that Mr. Miller was a member of the compensation committee, the compensation committee did not grant any performance-based compensation for purposes of Section 162(m), and we did not take any deductions for performance-based compensation pursuant to Section 162(m).
We believe that the compensation committee charter and the functioning of the compensation committee comply with the applicable requirements of the Nasdaq Global Market and SEC rules and regulations.
The compensation committee held eight meetings during fiscal 2018. The compensation committee has adopted a written charter approved by our board of directors, which is available upon request in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054; Attn: Corporate Secretary or on our website at http://investor.telenav.com/corporate-governance. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
See “Executive Compensation—Compensation Discussion and Analysis” and “Election of Directors—Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.
The Compensation Committee Report is included in this proxy statement on page 47.
Nominating and Governance Committee. The nominating and governance committee acts on behalf of our board of directors (the “board”) to fulfill the board’s responsibilities in overseeing all aspects of our nominating and corporate governance functions. The responsibilities of the nominating and governance committee include, without limitation, the following:

•	Periodically review and assess the effectiveness of the corporate governance guidelines and recommend proposed changes to the board;

•	Review stockholder proposals relating to corporate governance and other matters and recommend to the board the company’s response to such proposals;

•
Oversee the board evaluation process, including facilitating self-evaluations and conducting periodic evaluations of the performance of the board as a whole, each board committee (including the nominating and governance committee itself) and each director;

•	Periodically review the composition and size of the board and make recommendations to the board on the appropriateness of any changes;

•
Annually evaluate the performance of our lead independent director and determine whether such lead independent director should serve for an additional one year term or a replacement should be appointed;

•	Evaluate the qualifications and performance of directors eligible for re-election consistent with criteria determined by the board;

•	Establish procedures for the submission by stockholders of candidates for election to the board and the nominating and governance committee’s review of candidates;

•	Recommend the director nominees for election to the board by the stockholders at the annual meeting of stockholders;

•	Identify, consider and recommend candidates to fill new positions or vacancies on the board, including candidates properly submitted by stockholders, consistent with criteria determined by the board;

•
Periodically review the composition of each board committee and make recommendations to the board for changes or rotation of directors, the creation of additional board committees, and changes in committee charters, taking into account input of the board committees, as applicable, or the dissolution of board committees;

•	Periodically assess director access to management and management access to directors; and

•
Undertake certain responsibilities regarding ethical standards and conflicts of interest until such time as the board’s qualified legal compliance committee becomes a committee independent from the audit committee.

The nominating and governance committee is currently comprised of Ms. Francis and Messrs. Chen, Cummins (chairman), Miller and Xie. We believe that each member of the nominating and governance committee meets the requirements for independence under the current requirements of the Nasdaq Global Market. We believe that the nominating and governance committee charter and the functioning of the nominating and governance committee comply with the applicable requirements of the Nasdaq Global Market and SEC rules and regulations.
The nominating and governance committee held three meetings during fiscal 2018. The nominating and governance committee has adopted a written charter approved by our board of directors, which is available upon request in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054; Attn: Corporate Secretary or on our website at http://investor.telenav.com/corporate-governance. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Compensation Committee Interlocks and Insider Participation
During fiscal 2018, our compensation committee consisted of Ms. Francis (chair) and Messrs. Miller (until October 2017), Ortiz (beginning in October 2017) and Xie. None of the members of the compensation committee has at any time in the last three fiscal years been one of our officers or employees.  None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Board’s Role in Risk Oversight
Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full board of directors, our senior management is responsible for the day-to-day management of the material risks we face. In its oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors holds strategic planning sessions with senior management to discuss strategies, key challenges, risks and opportunities for us. This involvement of the board of directors in setting our business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for us. Additionally, our board of directors regularly receives updates from senior management and outside advisors regarding certain risks we face, including various operating risks. Our senior management attends meetings of our board of directors and its committees on a quarterly basis, and as is otherwise needed, and is available to address any questions or concerns raised by our board of directors on risk management and any other matters.
Each of our board committees oversees certain aspects of risk management and reports their findings to the full board of directors on a quarterly basis, and as is otherwise needed. The audit committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations, and enterprise risks, generally. The compensation committee oversees risks related to compensation policies and practices, and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with our business strategy that do not encourage excessive risk-taking.
In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of our compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.
Additional review or reporting on enterprise risks is conducted as needed or as requested by our board of directors or a committee thereof.

Process for Recommending Candidates for Election to the Board of Directors
The nominating and governance committee acts on behalf of the board to fulfill the board’s responsibilities in overseeing all aspects of our nominating functions. The nominating and governance committee will consider director candidates who are suggested by members of the nominating and governance committee, other members of our board, members of management and certain stockholders. The nominating and governance committee may also retain third-party executive search firms to identify independent director candidates from time to time. It is the policy of our board of directors to consider recommendations for candidates to the board from stockholders holding at least 1% of our outstanding shares of common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by the members of the nominating and governance committee, individual board members or management.
A stockholder that desires to recommend a candidate for election to the board of directors should send the recommendation in writing to 4655 Great America Parkway, Suite 300, Santa Clara, CA 94054; Attn: Corporate Secretary. This written recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.
In accordance with the advance notice provisions in our bylaws, director nominations to be considered at any annual meeting of stockholders must be received not less than 45 days, and not more than 75 days, prior to one-year anniversary of the date on which we first mailed proxy materials, or a notice of availability of proxy materials (whichever is earlier), to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, in order for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. To be timely for a special meeting, such notice must be received by our Corporate Secretary at our principal executive offices at 4655 Great America Parkway, Suite 300, Santa Clara, CA 94054 not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. This means that for purposes of our 2018 Annual Meeting of Stockholders, such nominations must have been received no sooner than July 23, 2018, and no later than August 22, 2018. Information regarding the deadlines for nominations for our 2019 Annual Meeting is set forth on page 7.

Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. While we do not have a formal diversity policy for board membership, the nominating and governance committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of our board of directors’ deliberations and decisions. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating and governance committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors;

•	such factors as issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and potential conflicts of interest; and

•	such other factors as the board of directors may consider appropriate.
The nominating and governance committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board of directors:

•	predominantly independent;

•	of high integrity;

•	have qualifications that will increase overall effectiveness of the board of directors; and

•	meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
After completing the evaluation and review, the nominating and governance committee makes a recommendation to the board of directors as to the persons who should be nominated to the board of directors, and the board of directors determines and approves the nominees after considering the recommendation of the nominating and governance committee.
Attendance at Annual Meetings of Stockholders by the Board of Directors
Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meeting of stockholders, we encourage, but do not require, directors to attend. Three directors attended our 2017 Annual Meeting of Stockholders.

Contacting the Board of Directors
In cases where stockholders wish to communicate with the board of directors or any individual member of the board of directors, messages can be sent to our General Counsel at Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 94054, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Where the nature of a communication warrants, our General Counsel may determine, in her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a non-management director, independent advisor or management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of her judgment whether a response to any stockholder communication is necessary.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
Our Class III directors’ terms expire at the 2018 Annual Meeting.
Information Regarding Nominees
At the 2018 Annual Meeting, two directors will be elected to our board of directors for a term of three years expiring at the 2021 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Upon the recommendation of the nominating and governance committee, our board of directors has selected Dr. HP Jin and Randy Ortiz as nominees for election as Class III directors at the 2018 Annual Meeting. Biographical information about each of our directors and nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each director and nominee that led our board of directors to the conclusion that he or she should serve or continue to serve as a director is also included in each of the director and nominee biographies.
Both Dr. Jin and Mr. Ortiz have agreed to serve if elected, and we have no reason to believe that either Dr. Jin or Mr. Ortiz will be unavailable to serve. In the event either Dr. Jin or Mr. Ortiz is unable or declines to serve as a director at the time of the 2018 Annual Meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are both presently members of our board of directors. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee.
The following table sets forth the name, age and positions of our director nominees as of October 3, 2018:

Name of Class III Nominees	Age	Position
Dr. HP Jin	54	Chairman of the Board of Directors, President and Chief Executive Officer
Randy Ortiz (1) (2)	60	Director
____________________

(1)	Member of the audit committee

(2)	Member of the compensation committee

Dr. HP Jin is a cofounder of our company and has served as our president and a member of our board of directors since October 1999. Dr. Jin has also served as our chief executive officer and chairman of our board of directors from October 1999 to May 2001 and since December 2001. Prior to Telenav, Dr. Jin served as a senior strategy consultant at the McKenna Group, a strategy consulting firm. Prior to that time, Dr. Jin was a business strategy and management consultant at McKinsey & Company, a management consulting firm. Dr. Jin was also previously a technical director at Loral Integrated Navigation Communication Satellite Systems, or LINCSS, a division of Loral Space & Communications, Inc., a publicly traded GPS service and engineering company. Dr. Jin holds a B.S. and M.S. in Mechanical Engineering from Harbin Institute of Technology in China and a Ph.D. in Guidance, Navigation and Control, with a Ph.D. minor in Electrical Engineering, from Stanford University. With over 15 years of experience as our president and chief executive officer, Dr. Jin has deep knowledge and understanding of our business. Dr. Jin’s experience as chief executive officer demonstrates his leadership and business acumen. His experience with strategic and operational issues in the location-based services industry gives him insight to the issues facing this industry and brings valuable expertise to our board of directors.
Randy Ortiz has served as a member of our board of directors since October 2017. Mr. Ortiz served as president and chief executive officer and a director of the LoJack Corporation from November 2011 to March 2016. Previously, Mr. Ortiz served as chief executive officer of Carmoza LLC, an auto transport services company, from November 2010 to October 2011, and as director of Carmoza LLC from April 2010 to October 2011. From 2002 until his retirement in 2010, Mr. Ortiz held a variety of senior executive positions at Ford Motor Company. He served as Executive Director and General Manager of Ford’s Worldwide Export Operations from 2002 to 2005, General Manager of Sales for Ford’s Customer Service Division in 2006, and General Manager at Ford and Lincoln-Mercury Sales Operations from 2007 until March 2010, as well as various other management positions from 1982 through 2002. Mr. Ortiz’s more than 30 years of experience in the automotive industry, together with his executive leadership experience, enables him to provide unique insight into our markets and detailed knowledge of our technology, operations, challenges and opportunities.
Information Regarding Continuing Directors
The following table sets forth the names, ages and positions of our continuing directors as of October 3, 2018:

Name	Age	Position
Class I Directors
Samuel Chen (1) (3)	67	Director
Wes Cummins (1) (3)	41	Director
Karen Francis (2) (3)	56	Lead Independent Director

Class II Directors
Douglas Miller (1) (3)	61	Director
Ken Xie (2) (3)	55	Director
____________________

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and governance committee.

Samuel Chen has served as a member of our board of directors since January 2002. Mr. Chen has served as chairman of the board of directors of Rayson Technology Co., Ltd., a privately held wireless communications company, for the last 23 years. Since 1994, Mr. Chen has also served as chairman of the board of directors of Sonix Technology Co., Ltd., an integrated circuit development company publicly traded on the Taiwan Stock Exchange. Since 2000, Mr. Chen has also served as chairman of the board of directors of GlobalSat Technology Corp., an electronic communications company publicly traded on the Taiwan Stock Exchange. Mr. Chen holds a B.S. in Chemistry from National Tsing Hua University in Taiwan. Mr. Chen brings with him considerable business experience as the current chairman of the board of directors of Sonix Technology Co. Ltd., GlobalSat Technology Co., Ltd., and Rayson Technology Co. Ltd. Mr. Chen also serves on the board of directors of various other privately held companies. With his experience, Mr. Chen has a substantial amount of knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Chen’s experience as a board member of public and private companies gives him insight and perspective into how other boards function and enables him to be an effective board member. These skills and experience are extremely valuable to our board of directors.
Wes Cummins has served as a member of our board of directors since August 2016. Mr. Cummins joined Nokomis Capital, L.L.C., an investment advisory firm, in October 2012 as an analyst. From March 2011 to September 2012, Mr. Cummins was an analyst for Harvey Partners, a hedge fund. From February 2002 to March 2011, Mr. Cummins held multiple positions including senior research analyst covering technology hardware companies, director of research, head of capital markets and, finally, president of B. Riley & Co., an investment banking firm. Mr. Cummins has extensive experience in the investment research process, public and private capital raising, mergers and acquisitions, corporate restructuring and shareholder activism. From 2000 to 2002, Mr. Cummins was an associate analyst at Needham & Company, an investment banking firm. Since 2007, Mr. Cummins has served as a member of the board of directors of Applied Science Products, Inc., formerly known as Flight Safety Technologies, Inc., a publicly traded company engaged in developing technologies for aviation safety and efficiency. Mr. Cummins holds a B.S.B.A. from Washington University in St. Louis, Missouri. Mr. Cummins’ expertise in investment research and analysis brings valuable experience and perspective to our board of directors. Mr. Cummins joined our board of directors in connection with our agreement with Nokomis Capital, L.L.C. and its affiliates, as further described under “—Agreement with Stockholders” below.
Karen C. Francis has served as a member of our board of directors since December 2016. Ms. Francis also serves as an independent director, strategic advisor and investor for privately held technology companies. Ms. Francis previously served as a director of The Hanover Insurance Group, Inc. from May 2014 to May 2017 and AutoNation, Inc. from February 2016 to April 2018. Ms. Francis also serves as an independent director and strategic advisor to privately held technology companies. Ms. Francis served as CEO of AcademixDirect, Inc., an education technology company, from 2009 to 2014 and as Executive Chairman from 2009 to 2017. From 2004 to 2007, Ms. Francis was Chairman and CEO of Publicis & Hal Riney, based in San Francisco and part of the Publicis global advertising and marketing network. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for strategic technology investments including in-vehicle telematics, customer relationship management across all divisions, global vehicle export operations, and Ford Direct, the company’s online sales initiative structured as a joint venture with Ford dealers. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile division overseeing sales, marketing, strategy and product development, as well as Regional Manager of Chevrolet’s Rocky Mountain Region responsible for all dealer operations in eleven states. Ms. Francis holds an M.B.A. from the Harvard Business School and a B.A. in Economics from Dartmouth College. Ms. Francis’ experience as a board member and chief executive, as well as her experience in the automotive and advertising industries, brings valuable insight and perspective to our board.

Douglas Miller has served as a member of our board of directors since July 2015. Mr. Miller served as a member of the board of directors and chairman of the audit committee of CareDx, a publicly traded diagnostics company, from July 2016 to May 2017. Mr. Miller served as a member of the board of directors and as chairman of the audit committee of Procera Networks, a publicly traded policy enforcement solutions company, from May 2013 to June 2015. Previously, Mr. Miller served as our chief financial officer from May 2006 to June 2012. From July 2005 to May 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. From October 1998 to July 2005, Mr. Miller held various management positions at Synplicity, Inc., a publicly traded electronic design automation company acquired by Synopsys, Inc., including senior vice president of finance and chief financial officer. Prior to that time, Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as a partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University. Mr. Miller’s experience as a chief financial officer and board member of public companies gives him insight and perspective into how other boards function and enables him to be an effective board member. As our former chief financial officer, Mr. Miller has a unique understanding of our operations. These skills and experience are extremely valuable to our board of directors.
Ken Xie has served as a member of our board of directors since July 2012. Since October 2000, Mr. Xie has served as the president and chief executive officer of Fortinet, Inc., a publicly traded network security solutions company, which he co-founded. Prior to co-founding Fortinet, Mr. Xie was the founder, president and chief executive officer of NetScreen Technologies, Inc., a publicly traded provider of network security products, which was acquired by Juniper Networks, Inc., an IP network solutions company, in April 2004. Mr. Xie received a B.S. and an M.S. in Electrical Engineering from Tsinghua University in China and an M.S. in Electrical Engineering from Stanford University, and he is a member of the National Academy of Engineering. Mr. Xie provides value as our director due to his deep understanding of the business, operations and strategies of technology companies, having had experience as a chief executive officer of two publicly traded technology companies and because of his extensive experience in the venture capital industry.
Agreement with Stockholders

On August 24, 2017, we entered into a letter agreement (the “Nokomis Agreement”) with Nokomis Capital, L.L.C. and certain related persons (collectively, the “Nokomis Group”). Prior to entering into the Nokomis Agreement, we had entered into an August 24, 2016 letter agreement with the Nokomis Group, which provided for Mr. Cummins to be appointed as a Class I director and former director Richard Gold to be appointed as a Class III director. The August 24, 2016 agreement expired on August 5, 2017 and is no longer in effect.

Pursuant to the Nokomis Agreement, we and the Nokomis Group agreed that Joseph M. Zaelit would retire from our board of directors and that we and the Nokomis Group would cooperate to identify a mutually acceptable independent director (the “New Director”) to join the board as a Class III director with a term expiring at the 2018 Annual Meeting. In October 2017, Randy Ortiz was appointed to our board as a Class III director in satisfaction of the New Director requirement. We also agreed in the Nokomis Agreement that during the Restricted Period (as defined below), the authorized size of the board of directors will not exceed seven members, we will not take any action to reconstitute or reconfigure the classes in which the directors serve without the consent of the Nokomis Group, and our board of directors will take all necessary steps to continue the appointment of Wes Cummins as a member of the nominating and governance committee.

The Nokomis Group agreed to vote all of our shares of common stock that it holds in a manner consistent with the recommendation of our board of directors at any annual or special meeting of our stockholders. In addition, the Nokomis Group has agreed, until 11:59 p.m., Pacific time, on the day that is 15 days prior to the deadline for the submission of director nominations in respect of the 2018 Annual Meeting (the “Restricted Period”), to customary standstill provisions that provide, among other things, that the Nokomis Group will not (a) engage in or in any way participate in a solicitation of proxies with respect to our company; (b) initiate any stockholder proposals; (c) seek representation on our board of directors; or (d) seek to control the management, our board of directors, or the policies of our company.

On August 3, 2018, we notified the Nokomis Group that the nominating and governance committee of our board of directors had voted to nominate Randy Ortiz as a Class III director of the Company at its 2018 Annual Meeting of Stockholders. The taking of this action resulted in the extension of the Restricted Period until the date that is 15 days prior to the deadline for nominations for our 2019 Annual Meeting.

Director Compensation
The nonemployee director compensation program is designed to align our policies with respect to nonemployee director compensation with evolving governance and compensation practices, as well as to attract and retain qualified independent directors. We learned in the course of recruiting new nonemployee directors in the fall of 2016 that our levels of compensation for nonemployee directors were a negative factor in recruiting candidates. To remedy the difficulties and align compensation for our existing and new directors, in January 2017 our compensation committee engaged Compensia, Inc. (“Compensia”), an independent compensation consulting firm to review our director compensation and provide recommendations and competitive nonemployee director compensation data and analyses. As a result of this review, our average total compensation per director and total spend on board compensation was found to be in the bottom quartile of our peer group. The peer group used in this analysis is listed in the Compensation Discussion and Analysis section of this proxy statement on page 38. The compensation committee considered and discussed Compensia’s recommendations and data, and considered the specific duties and committee responsibilities of particular directors. After considering Compensia’s findings, the compensation committee recommended changes to certain components of our director compensation program to the board, which were approved by the full board in January 2017. In January 2017, the compensation committee, at the request of the board, also determined to re-evaluate our nonemployee director compensation program as a whole in October 2017. In October 2017, using the Compensia data from January 2017, the compensation committee approved additional changes to our director compensation program (as discussed in more detail below) to bring compensation for existing directors into alignment with our peer companies, which changes were effected in connection with equity awards granted immediately following our 2017 Annual Meeting of Stockholders and with respect to cash compensation as of January 1, 2018.
We believe our current nonemployee director compensation program provides our nonemployee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peers to their nonemployee directors. The compensation committee continues to periodically review the type and form of compensation paid to our nonemployee directors.
In fiscal 2018, our nonemployee directors were eligible to receive the following cash compensation:

	July 1, 2017 to December 31, 2017	Effective January 1, 2018
Annual retainer	$35,000	$40,000
Additional retainer, lead independent director	5,000	10,000
Additional retainer, audit committee chair	15,000	20,000
Additional retainer, audit committee member	8,000	10,000
Additional retainer, compensation committee chair	10,000	12,000
Additional retainer, compensation committee member	5,000	6,000
Additional retainer, nominating and governance committee chair	—	8,000
Additional retainer, nominating and governance committee member	3,000	4,000

Nonemployee directors are paid quarterly. Cash retainers are pro-rated for nonemployee directors serving on the board, as committee chairs and/or as committee members, as the case may be, for less than a full year.

Our 2009 Equity Incentive Plan provides for the automatic grant of equity to our nonemployee directors as follows:
Initial Award. Each individual who first joins our board of directors as a nonemployee director will receive, at the time of such initial election or appointment, RSUs covering 40,000 shares of our common stock. The shares are scheduled to vest annually as to 1/3rd of the shares on each of the one, two and three-year anniversaries following the date of grant, contingent on the director’s continued service as one of our directors; provided that upon the closing of a change of control of our company, the unvested portion of the director’s RSUs shall fully vest.
Annual Award. In January 2017, our board approved an amendment to our 2009 Equity Incentive Plan to modify and supersede the existing equity compensation arrangements for nonemployee directors. The January 2017 amendment provided that, beginning on the date of the 2017 Annual Meeting of Stockholders and on each date of the annual meeting of stockholders thereafter, each nonemployee director will be automatically granted an option to purchase 15,000 shares of our common stock, vesting monthly as to 1/12th of the shares of common stock subject to the stock option following the date of grant, contingent on the director’s continued service as one of our directors; provided that upon the closing of a Change of Control (as defined in the 2009 Equity Incentive Plan) of our company, the unvested portion of the director’s options shall fully vest. In the event that a nonemployee director is appointed to the board other than at an annual meeting of stockholders, such nonemployee director will be automatically granted an option to purchase a pro rata number of shares of our common stock equal to 15,000 multiplied by a fraction equal to the number of days from the date of such person’s appointment until the anniversary of the most recent annual meeting of stockholders divided by 365. Such pro rata option award will be scheduled to vest monthly in a number of installments equal to the number of full months from the date of grant until the one year anniversary of the last annual meeting of stockholders, contingent on the director’s continued service as one of our directors.
In October 2017, the compensation committee of our board approved the amendment to our 2009 Equity Incentive Plan to further modify the equity compensation arrangements for nonemployee directors. The October 2017 amendment provided that on the date of each annual meeting of stockholders thereafter (including on the date of the 2017 Annual Meeting of Stockholders held on November 16, 2017), each individual who continues to serve as a nonemployee director will be granted RSUs covering the number of shares of our common stock determined as the quotient of $100,000 divided by the trailing 30-day average of the closing sale price of a share of our common stock ending as of the day prior to the date of grant, rounded down to the nearest whole share (the “Regular Annual Award”). In the event that a nonemployee director is appointed to the board other than at an annual meeting of stockholders, such nonemployee director will be automatically granted such number of shares as determined for the Regular Annual Award multiplied by a fraction equal to the number of days from the date of such person’s appointment until the anniversary of the most recent annual meeting of stockholders divided by 365 (the “Prorated Annual Award” and collectively, with the Regular Annual Award, the “Annual Award”).
The Annual Award will be scheduled to vest in full on November 10th of the year following the date the Annual Award is granted, contingent on the director’s continued service as one of our directors; provided that upon the closing of a Change of Control of our company, the unvested portion of the Annual Award shall fully vest.
Lead Independent Director Award. Each individual serving as lead independent director is entitled to receive, on the date of each annual meeting of stockholders, an annual grant of an option to purchase shares of our common stock with a value of $5,000 estimated using the Black-Scholes option pricing model (the “Lead Independent Director Award”). The exercise price of the option is the closing price of our common stock on the date of grant. The Lead Independent Director Award generally vests monthly as to 1/12th of the shares of common stock subject to the stock option following the date of grant, contingent on the lead independent director’s continued service as one of our directors; provided that upon the closing of a Change of Control of our company, the unvested portion of the Lead Independent Director Award shall fully vest.
We do not have a formal policy of reimbursing directors, but we customarily reimburse them for travel, lodging and other reasonable expenses incurred in connection with their attendance at board of directors or committee meetings.
Employee directors are not compensated for their service as directors. Directors who are also employees are eligible to receive options, RSUs and shares of common stock under our 2009 Equity Incentive Plan at the discretion of the compensation committee or our board of directors.
The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors in fiscal 2018. The table excludes Dr. Jin, who is a named executive officer and did not receive any compensation from us in his role as a director in fiscal 2018.

Fiscal 2018 Director Compensation

Name	Fees Earned	RSU Awards(1)(6)	Option Awards(1)(6)	All Other Compensation	Total
Samuel Chen	$60,963	$99,999	$—	$—	$160,962
Wes Cummins	60,932	99,999	—	—	160,931
Karen Francis (2)	68,161	99,999	5,800	—	173,960
Richard Gold (3)	12,459	—	—	—	12,459
Douglas Miller	78,682	99,999	—	—	178,681
Randy Ortiz (4)	37,124	357,999	—	—	395,123
Ken Xie	58,499	99,999	—	—	158,498
Joseph M. Zaelit (5)	36,750	—	—	155,014	191,764
____________________

(1)
Amounts reflect the aggregate grant date fair value of awards during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The fair value of each option grant is estimated using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(2)
The amount reported for Ms. Francis’ option awards represents the grant date fair value of options to purchase an aggregate of 2,682 shares of our common stock granted to Ms. Francis as compensation for her service as our lead independent director following Mr. Zaelit’s resignation on October 31, 2017.

(3)	Mr. Gold was appointed to the board of directors on December 12, 2016 and resigned on August 8, 2017.

(4)
Mr. Ortiz was appointed to the board of directors and the audit and compensation committees on October 31, 2017. The amount reported for Mr. Ortiz’ RSU awards includes a one-time new director grant of RSUs that was granted to Mr. Ortiz following his appointment to the board as well as an annual grant of RSUs granted on the date of our 2017 Annual Meeting of Stockholders.

(5)
Mr. Zaelit served as a member of the board of directors during fiscal 2018 until he resigned on October 31, 2017. In connection with his resignation, and pursuant to a consulting agreement entered into between Mr. Zaelit and us on August 31, 2017, Mr. Zaelit is being paid a quarterly consulting fee, and he received certain RSU and option awards during fiscal 2018. The amount reported for Mr. Zaelit in the “All Other Compensation” column includes $55,046 in consulting fees, the $52,703 grant date fair value of the RSU awards, and the $47,265 grant date fair value of the option awards. All of Mr. Zaelit’s outstanding RSU and option awards shall continue to vest in accordance with their terms until termination of the consulting agreement on December 31, 2019. See “Certain Relationships and Related Party Transactions.”

(6)
At June 30, 2018, each nonemployee director serving in that capacity as of that date held the following unvested RSUs and stock options, including vested and unvested options, to purchase the following aggregate number of shares of our common stock:

Name	Aggregate Shares Subject to Unvested RSUs	Aggregate Shares Subject to Outstanding Options
Samuel Chen	16,625	37,466
Wes Cummins	36,625	15,000
Karen Francis	43,291	16,696
Douglas Miller	19,425	23,300
Randy Ortiz	56,625	—
Ken Xie	20,375	15,000

Stock Ownership Guidelines for Nonemployee Directors
Our board of directors adopted stock ownership guidelines in October 2017 and these guidelines require that our nonemployee directors and executive officers be meaningfully invested in our stock and therefore be personally invested in our performance to ensure strong alignment with stockholder interests. Pursuant to these guidelines, our nonemployee directors are required to own our equity securities equal in value to at least five times the amount of the nonemployee directors’ annual base cash retainer for service on our board. Each new nonemployee director will have five years from his or her first election to our board to comply with these guidelines and each current nonemployee director will have five years from the date such guidelines were adopted to comply with these guidelines, in each case absent unforeseen hardship. These guidelines credit shares held outright by each nonemployee director or such nonemployee director’s immediate family members, shares held in trust for the benefit of each nonemployee director or such nonemployee director’s immediate family, and other shares in which each nonemployee director holds a beneficial interest. Shares subject to unexercised stock options, whether or not vested, and unvested RSUs are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the fair market value of the shares owned on the filing date of the proxy statement of our then-current fiscal year, or if higher, the value on the date of acquisition.
Each of our nonemployee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within five years following the adoption date of the guidelines. On August 31, 2018, the value of our nonemployee directors’ holdings and their guidelines are shown below:

Nonemployee Directors	Value of Stock Holdings ($)	Stock Ownership Guidelines ($)
Samuel Chen (1)	41,024,228	200,000
Wes Cummins	112,000	200,000
Karen Francis	88,670	200,000
Douglas Miller	59,371	200,000
Randy Ortiz	—	200,000
Ken Xie	408,890	200,000
____________________

(1)	Mr. Chen’s holdings include shares held by Digital Mobile Venture Ltd., over which Mr. Chen and his wife share voting and dispositive power.
Required Vote
The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of the nominees named in this proxy statement.
Recommendation
Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL TWO

NONBINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 34 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Following is a summary of some of the key points of our fiscal 2018 executive compensation program. See the “Executive Compensation” section beginning on page 34 below for more information.

The compensation committee oversees the development and administration of our executive compensation program. In order to create long-term value for our stockholders, the executive compensation program is intended to achieve the following objectives:

•
Market Competitive: Provide a market-competitive level of total compensation opportunity to attract, retain, and motivate talented executive officers who have the ability to impact business performance.

•	Performance-Based: Establish an explicit link between compensation and the achievement of both overall business objectives and individual performance.

•	Long-term Focused: Promote a long-term focus for our named executive officers through incentive compensation.

•	Aligned with Stockholders: Align the interests and objective of our named executive officers and employees with furthering our growth and creating long-term stockholder value.

•	Equity Stake: Share the enterprise value created by our named executive officers and employees through distribution of equity to key employees or executive officers.

We believe that the information we have provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.
Required Vote

Approval, on a nonbinding advisory basis, of our executive compensation requires the affirmative “FOR” vote of a majority of the votes cast on the proposal at the 2018 Annual Meeting. As this is an advisory vote, the result will not be binding on us, the board of directors or the compensation committee, although our compensation committee will consider the outcome of the vote when evaluating our executive compensation principles, design and practices.
Recommendation

Our board of directors recommends a vote “FOR” the following resolution at the 2018 Annual Meeting:
“RESOLVED, that the Telenav stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Telenav’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for fiscal 2019. Grant Thornton LLP has served as our independent registered public accounting firm since September 10, 2014. See “Principal Accounting Fees and Services.”
Notwithstanding Grant Thornton LLP’s selection, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to attend the 2018 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Required Vote
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2019 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Grant Thornton LLP.
Recommendation
Our board of directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2019.
Principal Accounting Fees and Services
The following table presents fees billed for professional services rendered to us by Grant Thornton LLP for fiscal 2018 and fiscal 2017. All of the services described in the following table were approved in conformity with the audit committee’s pre-approval process.

	Fiscal 2018	Fiscal 2017
Audit fees (1)	$1,409,360	$1,450,736
____________________

(1)
Audit fees consist of fees billed for professional services rendered for: (i) the audit of our annual consolidated financial statements and reviews of applicable SEC filings including Form 10-K; (ii) audit of our internal control over financial reporting; (iii) the reviews of our quarterly financial statements and of applicable SEC filings including Form 10-Q; and (iv) services rendered in connection with our Form S-8 filings and other items related to SEC matters. Fees for fiscal 2018 and 2017 also include fees billed for professional services rendered in connection with the adoption of ASC 606.

Pre-Approval of Audit and Nonaudit Services
The audit committee pre-approves all audit and permissible nonaudit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

EXECUTIVE OFFICERS OF THE REGISTRANT
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, nominees or executive officers. The following table sets forth the names, ages (as of October 3, 2018) and positions of our executive officers:

Name	Age	Position
Dr. HP Jin	54	Chairman of the Board of Directors, President and Chief Executive Officer
Michael Strambi	57	Chief Financial Officer and Treasurer
Salman Dhanani	45	Co-President, Automotive Business Unit
Philipp Kandal	35	Senior Vice President, Engineering
Lily Toy	38	General Counsel and Secretary
Hassan Wahla	46	Co-President, Automotive Business Unit
Dr. HP Jin's biography can be found under “Proposal One—Election of Directors—Information Regarding Nominees” on page 18.
Michael Strambi has served as our chief financial officer and treasurer since June 2012. On September 12, 2018, Mr. Strambi notified us that he intends to resign effective January 2, 2019. From November 2009 to June 2012, Mr. Strambi served as our vice president of finance. From December 2008 to August 2009, Mr. Strambi served as vice president and chief accounting officer of Silver Spring Networks, Inc., a provider of smart grid services. From February 2008 to December 2008, Mr. Strambi served as chief financial officer of Metacafe, Inc., a provider of online video services. From February 2006 to February 2008, Mr. Strambi served as vice president of finance of MobiTV, Inc., a provider of mobile media solutions. From 2002 to 2006, Mr. Strambi served in various positions, the most recent of which was vice president, controller and treasurer, with Macromedia, Inc., a provider of web publishing products and solutions that was acquired by Adobe Systems Incorporated. Mr. Strambi holds a B.S. in Business Administration with a concentration in Accounting from California State University, Sacramento and an M.B.A. in Finance from the University of Southern California.
Salman Dhanani is a cofounder of our company and has served as co-president of our automotive business unit since January 2014. Mr. Dhanani served as our vice president, growth strategy and partnerships from July 2012 to January 2014, as our vice president, products from August 2010 to July 2012 and as our vice president, products and marketing from August 2009 to August 2010. Mr. Dhanani served as our executive director of marketing from March 2009 to July 2009 and as our senior director of marketing from November 1999 to February 2009. From January 1999 to November 1999, Mr. Dhanani served as a consultant at the McKenna Group, a strategy consulting firm. From July 1996 to December 1998, Mr. Dhanani served as an application engineer at Schlumberger Ltd., a technology consulting services company. Mr. Dhanani holds a B.S. in Electrical Engineering from the University of Washington.
Philipp Kandal has served as our senior vice president, engineering since January 2017. From October 2016 to January 2017, Mr. Kandal served as our vice president, engineering for automotive and OSM. From January 2014 to October 2016, Mr. Kandal served as our general manager, EU and head of OSM. From September 2008 to January 2014, Mr. Kandal served as co-founder and CTO of skobbler GmbH (“skobbler”), prior to our acquisition of skobbler. Mr. Kandal holds an M.B.A. from the University of Cologne.

Lily Toy has served as our general counsel and secretary since August 2017. Prior to that time, Ms. Toy served as our acting general counsel and secretary from January 2017 to July 2017, assistant general counsel from September 2016 to January 2017 and senior counsel from December 2010 to September 2016. Ms. Toy was previously an associate at K&L Gates LLP, Fenwick & West LLP and Shearman & Sterling LLP. Ms. Toy holds a J.D. from Cornell Law School and a B.A. in Economics and Legal Studies from the University of California, Berkeley.
Hassan Wahla has served as co-president of our automotive business unit since January 2014. Mr. Wahla served as our vice president, business development and carrier sales from August 2009 to January 2014 and served as our executive director of business development from May 2005 to August 2009. From April 2003 to May 2005, Mr. Wahla served as a senior product manager at Nextel Communications, a wireless communications company that merged with Sprint Corporation, or Sprint. From February 2002 to April 2003, Mr. Wahla served as vice president of business development of Wireless Multimedia Solutions, a privately held wireless software platform company. From September 1999 to February 2002, Mr. Wahla served as director of business development at MicroStrategy, Inc., a business intelligence software company. Prior to that time, Mr. Wahla served as a senior consultant at Maritime Power, a maritime equipment company. Mr. Wahla holds a B.S. in Industrial Engineering from Virginia Tech, an M.S. in Management from Stevens Institute of Technology and a Masters of International Affairs from Columbia University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2018 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Overview. The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy for our executives. Our board of directors has delegated to the compensation committee the authority and responsibility for establishing and overseeing executive officer salaries, administering the incentive compensation program for executive officers, establishing and overseeing other forms of compensation for our executive officers and for overseeing and administering our equity incentive plan for all employees. The compensation committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable. Currently, we have six executive officers. Details of our fiscal 2018 compensation for our named executive officers, who are our chief executive officer (“CEO”), chief financial officer (“CFO”), and three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2018, can be found in the section entitled “Executive Compensation—Fiscal 2018 Summary Compensation Table.” We provide types of compensation and benefits to our named executive officers similar to those we provide to our other executive officers and senior managers.
This section describes our compensation program for our executive officers. The discussion focuses on our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders and explain how executive compensation is determined.
We last held an advisory vote on executive compensation at our 2017 Annual Meeting of Stockholders, where our stockholders approved the proposal with over 97% of stockholder votes cast in favor of our executive compensation program. In addition, at that same meeting, our stockholders approved holding future such advisory votes every year. Accordingly, we are seeking another stockholder advisory vote on executive compensation at our 2018 Annual Meeting. See “Proposal Two—Nonbinding Advisory Vote on Executive Compensation.”

Although none of the compensation committee’s subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote, the compensation committee took the vote outcome into consideration in the course of its deliberations and expects to continue to do so with respect to future advisory votes concerning executive compensation.
Compensation Philosophy and Objectives. Our executive compensation program seeks to attract talented, qualified executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short-term and long-term components, cash and equity elements, and performance contingent payments in proportions that we believe will provide appropriate incentives to reward and retain our executives.
Our philosophy towards executive compensation reflects the following principles:

•
Total compensation opportunities should be competitive. We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us to perform better than our competitors.

•
Total compensation should be related to our performance. We believe that a significant portion of our executive officers’ total compensation should be linked to achieving specified financial and business objectives that we believe will create stockholder value and provide incentives to our executive officers to work as a team.

•
Total compensation should be related to individual performance. We believe that executive officers’ total compensation should reward individual performance achievements and encourage individual contributions to achieve exceptional performance.

•
Equity awards help executive officers think like stockholders. We believe that each of our executive officer’s total compensation should have a significant equity component because stock based equity awards help reinforce the executive officer’s long-term interest in our overall performance and thereby align the interests of the executive officer with the interests of our stockholders.

Based on this philosophy, we seek to reward our executive officers as and when we achieve our goals and objectives by giving significant weight to performance-based compensation. While ensuring that appropriate risk management measures are implemented by our executive officers, a significant portion of the compensation for our executive officers is at risk based on the achievement of established goals, which we believe aligns their interests with the interests of our stockholders.
Role of the Compensation Committee and Executive Officers in Setting Executive Compensation. The compensation committee has overall responsibility for determining the compensation of our executive officers, including our chief executive officer. Members of the compensation committee are appointed by the board of directors. During fiscal 2018, the members of our compensation committee were Ms. Francis (chair) and Messrs. Miller (until October 2017), Ortiz (beginning in October 2017) and Xie. Mr. Miller served as the chairman until September 2017, at which time Ms. Francis became the chair of the compensation committee. Our board of directors determined that each current member of our compensation committee is an outside director for purposes of Section 162(m), a nonemployee director for purposes of Rule 16b-3 under the Exchange Act and an independent director as that term is defined under the Nasdaq Global Market rules. Mr. Miller, who served on our compensation committee until October 2017, served as our chief financial officer from May 2006 to June 2012. Therefore, he does not qualify as an “outside director” for purpose of Section 162(m). During the period that Mr. Miller was a member of the compensation committee, the compensation committee did not grant any performance-based compensation for purposes of Section 162(m) and we did not take any deductions for performance-based compensation pursuant to Section 162(m).
The compensation committee operates under a written charter adopted by the board of directors, which establishes the duties and authority of the compensation committee. Copies of our compensation committee charter are available on our website at http://investor.telenav.com/corporate-governance.
The fundamental responsibilities of our compensation committee are:

•
to provide oversight of our compensation policies, plans and benefit programs, including reviewing and making recommendations to our board of directors regarding compensation plans, as well as general compensation goals and guidelines for our executive officers and the board of directors;

•
to review and determine all compensation arrangements for our executive officers (including our chief executive officer) and to allocate total compensation among the various components of executive pay;

•	to review and approve all equity compensation awards for all employees; and

•	to oversee and direct our equity compensation plans, including the 2009 Equity Incentive Plan and the 2011 Stock Option and Grant Plan, as applicable to all of our employees.
The compensation committee has the authority to engage the services of outside consultants, and it retained Compensia, an independent compensation consulting firm with substantial experience in the technology sector, as its compensation consultant to advise the compensation committee in matters related to executive and director compensation for fiscal 2018. The compensation committee provided Compensia with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the compensation committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market comparables. The compensation committee further instructed Compensia to evaluate the following components to assist it in establishing fiscal 2018 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock. Based on the consideration of the various factors as set forth in the rules of the SEC and Nasdaq Global Market, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.
In determining each executive officer’s compensation, our compensation committee reviews our corporate financial performance and financial condition. The evaluation of individual performance is done by the compensation committee in the case of our chief executive officer, and by our chief executive officer in the case of other executives’ compensation. Our chief executive officer meets with the compensation committee to discuss executive compensation matters and to make recommendations to the compensation committee with respect to other executives. The compensation committee may modify individual compensation components for executives other than our chief executive officer after reviewing his recommendations. The compensation committee is not bound to and does not always accept our chief executive officer’s recommendations. The compensation committee also reviews the chief executive officer’s performance and confers with the full board of directors (excluding our chief executive officer). The compensation committee then makes all final compensation decisions for executive officers and approves any equity incentive awards for all of our executive officers. In addition, it is the compensation committee’s practice to consult with the independent members of the board of directors prior to making material changes to our compensation policies.

Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed annually or more often as needed, or as the compensation committee deems appropriate. The compensation committee generally has the discretion to (i) increase, reduce or eliminate an executive officer’s bonus award and/or (ii) increase an executive officer’s base salary in connection with a promotion or increased responsibilities during the year in the event that it determines that circumstances warrant. With regard to our annual cash bonus plan, the compensation committee may in its sole discretion determine the amount of any reduction on the basis of such factors as it deems relevant. In addition, pursuant to the compensation committee charter, the compensation committee is authorized to take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance. There are no limits on the amounts of such modification. Base salaries may be decreased with the agreement of the executive officer.
Third-Party Analysis of Compensation. Our compensation committee engaged Compensia to evaluate our current levels and types of compensation for executive officers and to recommend appropriate changes. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of comparing the levels of compensation for our CEO and other executive officers;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys from similarly sized companies in relevant industries; and

•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.
Compensia’s fiscal 2018 review concluded, and our compensation committee concurred, that:

•
Our base salary levels for fiscal 2018 placed our CEO at approximately the 20th percentile, and the average of our other executive officers at approximately the 40th percentile of our peer and market survey companies;

•
Our target total cash compensation for fiscal 2018 placed our CEO at approximately the 25th percentile, and the average of our other executive officers at approximately the 45th percentile of our peer and market survey companies;

•
Our equity incentive awards for fiscal 2018 placed our CEO at approximately the 10th percentile, and the average of our other executives at approximately the 30th percentile (with significant variation by individual executive officer), of our peer and market survey companies on a grant value basis;

•	Our equity mix was 100% weighted towards RSUs compared to peer company practice in fiscal 2018, which typically included a mix of time-based options and RSUs;

•
Our target total direct compensation for fiscal 2018 placed our CEO at approximately the 10th percentile (he received no annual equity grant), and the average of our other executives at approximately the 40th percentile (with variation by individual executive officer), of our peer and market survey companies; and

•	Our overall compensation levels consider not only the peer and market survey company compensation levels but also reflect the unique job scope performed by many of the executives.
Compensia used our previously approved peer group companies and recommended revisions to our peer group to match our size, organization complexity and growth. Primary factors considered in revising the current peer list were company type, business focus, revenue and growth, market capitalization and location. Changes to the current peer list included the removal of companies that had been acquired, and the addition of certain software and software-as-a-service companies that generally matched our size, complexity and growth.
For purposes of our fiscal 2018 compensation decisions, the peer group companies recommended by Compensia and approved by our compensation committee were as follows:

• A10 Networks	• KVH Industries
• Aerohive Networks	• Limelight Networks
• Apptio	• LivePerson
• Bazaarvoice	• MobileIron
• Brightcove	• QAD
• Carbonite	• QuinStreet
• Digi International	• RealNetworks
• Glu Mobile	• Silver Spring Networks
• Guidance Software	• YuMe
The compensation committee intends to continue to evaluate the compensation levels of similarly situated executives at our peer group companies to determine whether our executive compensation program is market competitive. In addition, the compensation committee also will continue to review, with assistance from Compensia, the list of peer group companies to ensure they each are appropriate for executive compensation comparisons.
Components of Executive Compensation. Our executive compensation program consists of the following principal components: base salary; an annual cash bonus plan; and long-term equity-based incentive awards. We believe that each of these individual components is useful in achieving one or more of the objectives of our program. Together, we believe these components have been effective in achieving our overall compensation objectives.

•	Base salary is used to retain employees, reflect differences in job scope and compensate for significant differences in responsibilities.

•
Cash bonuses are used to encourage executives to deliver on short term corporate financial and operating goals and individual objectives, and to ensure that a meaningful portion of compensation is based upon short-term performance in accordance with our performance-based pay philosophy.

•	Equity awards are used to balance executives’ short-term thinking with a longer-term perspective, reward for innovation, promote alignment with stockholder interests and attract and retain key talent.

Each executive officer’s total compensation may vary from year to year based on our financial results and individual performance.
Weighting of Compensation Components. We do not use predefined ratios in determining the allocation of compensation between base salary, bonus and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, competitive market data and other factors that our compensation committee, in its sole discretion, determines are appropriate. Our executive compensation policies apply equally to all of our executive officers, including our named executive officers. Differences in compensation levels among our executives generally reflect differing skills, experience, responsibilities and relative contributions.
The specifics of each compensation element are as follows:
Base Salary. We pay an annual base salary to each of our executives in order to provide them with a fixed rate of cash compensation during the year.
The compensation committee approved the following base salaries of our named executive officers for fiscal 2018, effective September 1, 2017:

Named Executive Officer	Fiscal 2018 Base Salary ($)
Dr. HP Jin	$380,000
Michael Strambi	315,000
Salman Dhanani	280,000
Philipp Kandal (1)	321,003
Hassan Wahla	280,000
____________________

(1)
Mr. Kandal, who is employed by Telenav GmbH, has a base salary of €268,791. Translation of salary into U.S. dollars is calculated using the average quarterly exchange rate of the U.S. dollar against the euro. Due to variations in the exchange rates of the U.S. dollar against the euro, the U.S. dollar value included in this table may not reflect actual amount for Mr. Kandal.

Bonus Plan. We strive to tie a substantial part of each executive officer’s compensation to our performance. To this end, we established a formal bonus plan (the “Bonus Plan”) that provides for performance-based cash bonus targets for our employees, including each of our executive officers.
Our compensation committee approves the target bonus award for our executive officers with input from our chief executive officer (except with respect to his own target bonus award, which is determined by our compensation committee, in its sole discretion). The target bonus awards are based on a review of relevant peer group and market survey data and internal equity considerations for each executive officer. Our Bonus Plan is designed to place a portion of total compensation at risk for each executive officer, consistent with our goal of improving strategic execution. The amount of each individual named executive officer’s target bonus has been set as a percentage of his/her annual salary and is set forth in the table below:

Named Executive Officer	Fiscal 2018 Target Bonus (% of Base Salary) (1)	Fiscal 2018 Target Bonus Amount ($)
Dr. HP Jin	100%	380,000
Michael Strambi	60%	189,000
Salman Dhanani	60%	168,000
Philipp Kandal	60%	192,602(2)
Hassan Wahla	60%	168,000
____________________

(1)	The fiscal 2018 target bonus percentage for each named executive officer, excluding Mr. Kandal, who did not participate in the Bonus Plan during fiscal 2017, is unchanged from fiscal 2017.

(2)
Amount for Mr. Kandal, who is employed by Telenav GmbH, is stated in U.S. dollars. For payment in total or in part in currencies other than the U.S. dollar, translation of compensation into U.S. dollars is calculated using the average quarterly exchange rate of the U.S. dollar against the euro. Due to variations in the exchange rates of the U.S. dollar against the euro, the U.S. dollar value included in this table does not reflect actual amount for Mr. Kandal.

Our compensation committee has authority to approve earned bonus awards under the Bonus Plan for executive officers. In addition, the compensation committee has discretion to reduce or eliminate the earned bonus awards under the Bonus Plan regardless of performance. The compensation committee may also approve payments of bonuses outside the Bonus Plan regardless of whether performance targets have been achieved. Our compensation committee did not approve any discretionary payments of bonuses outside the Bonus Plan to executives in fiscal 2018.
Performance targets under the Bonus Plan are subject to thresholds and maximums, and bonuses earned may be subject to predetermined accelerators and decelerators (but in any case the total bonus earned may be no greater than 150% of the target amount). Our chief executive officer also has the discretion to recommend to the compensation committee an increase or decrease, up to 15%, in the bonus earned by an executive officer (other than himself), which is subject to approval by the compensation committee.
The actual bonuses earned under the Bonus Plan, if any, are based on our achievement of certain Key Performance Indicators (“KPIs”). Actual bonuses earned are based on the computation of point values achieved on KPIs and may exceed the target bonus awards depending on achievement of these KPIs.
The fiscal 2018 KPIs were derived from our operating plan covering fiscal 2018 and were approved by the compensation committee based on recommendations from management’s evaluation of, among other things, growth opportunities, customer feedback and demand projections, historical revenue and trends, industry trends and the economic environment. The KPIs provided for opportunities to overperform our underlying fiscal 2018 operating plan, which the compensation committee and management viewed as challenging but not unattainable. Our fiscal 2018 operating plan is an internal, nonpublic financial plan approved by our board of directors in fiscal 2018, and our performance relative to the operating plan is reviewed with our board of directors at each regular board meeting, as well as reviewed and compared against actual results by management on a monthly basis.

The fiscal 2018 KPIs were net billings and adjusted EBITDA on billings, comprising 20% and 80%, respectively, of the weighted overall KPI achievement. Billings measure revenue recognized plus the change in deferred revenue from the beginning to the end of the period. Net billings, for KPI purposes, are defined as billings less the associated content license costs which are typically passed through to the customer at a nominal margin. We consider billings to be a useful metric for management and investors because billings drive revenue and deferred revenue, which are important indicators of the performance of our business. Adjusted EBITDA measures our GAAP net loss excluding the impact of stock-based compensation expense, depreciation, amortization, interest and other income (expense), provision for income taxes, goodwill impairment, legal settlements and contingencies and deferred rent reversal and tenant improvement allowance recognition due to sublease termination, net of tax. We then add the change in deferred revenue to, and subtract the change in deferred costs from, adjusted EBITDA to calculate adjusted EBITDA on billings. In addition, for KPI purposes, we further adjust that result to exclude the impact of capitalized deferred development costs and internally developed software costs. Our fiscal 2018 net billings KPI target was $124.5 million. Actual fiscal 2018 net billings were $122.9 million, or 99% of target, resulting in a fiscal 2018 net billings KPI achievement of 94%. Our fiscal 2018 adjusted EBITDA on billings KPI target was $(22.5) million. Actual fiscal 2018 adjusted EBITDA on billings was $(14.2) million, or 137% of target, resulting in a fiscal 2018 adjusted EBITDA on billings KPI achievement of 133%.

Our weighted overall fiscal 2018 KPI achievement for executive officers was calculated based upon the weighting percentages assigned to the fiscal 2018 KPIs as identified above. The fiscal 2018 weighted KPI achievement for our combined net billings and adjusted EBITDA on billings was 125%. However, our chief executive officer recommended, and our compensation committee agreed to the following adjustments to fiscal 2018 KPIs: (1) upward adjustment of the fiscal 2018 net billings KPI achievement from 94% to 97% to include revenue from a cash basis advertising customer for which impressions had been delivered but not yet billed, and (2) a discretionary downward adjustment of the weighted fiscal 2018 KPI achievement by 15% to better align the amounts of the bonus payouts with actual overall company performance.  In connection with the two foregoing adjustments, our weighted overall fiscal 2018 KPI achievement was adjusted from 125% to 114%.

We paid a nonrecoupable portion of the target bonus to each executive officer in the third quarter of fiscal 2018, which amount did not exceed 30% of each executive officer’s target bonus. The amount was based on performance during the first two quarters of fiscal 2018 and represented a progress payment under the Bonus Plan. Such portion of the target bonus was only paid after determining that the amount of the payments would not exceed the amount of bonus that would be expected to be paid for the fiscal year based on the KPIs achieved during the first two quarters of fiscal 2018, but would not have been recoupable in the event KPIs for fiscal 2018 were not achieved, or were achieved at a lesser percentage, at the end of the fiscal year. Such bonus payments are still subject to our clawback policy. The final payment of bonuses under the Bonus Plan were paid out net of the nonrecoupable portion paid.
Long Term Incentives. We grant equity-based incentives to employees, including our executive officers, in order to align employee interests with stockholder interests. Our long term equity compensation program consists of stock options and/or RSUs issued under our 2009 Equity Incentive Plan. We also grant equity incentives to persons who were not employed by us prior to October 10, 2012 under our Amended and Restated 2011 Stock Option Plan (the “2011 Plan”). None of our executive officers received grants under our 2011 Plan in fiscal 2018. Our compensation committee grants equity incentives to our executive officers to enable them to participate in any long term appreciation in our stockholder value. Additionally, these equity incentives provide a means of retaining our executive officers since the options typically vest monthly over a period of four years and the RSUs typically vest annually over a period of four years subject to continued service with us.

Generally, we have granted initial equity awards following an executive officer’s start date. The initial equity award to each executive officer was principally based on the prevailing range of our other executives with consideration given to the nature of the job and the individual’s experience, as well as the current market conditions relating to equity ownership of officers in similar positions at our peer group companies. We believe our executive officers’ equity positions as a percentage of total common shares outstanding are at or above median compared to both public and private companies of our size. Furthermore, Dr. Jin and Mr. Dhanani, our co-founders, hold significant equity positions as a percentage of total common stock outstanding.
Each year our compensation committee reviews various factors, including the value of unvested awards, and determines the value, terms and type of awards to be granted to our executive officers. In fiscal 2018, the compensation committee determined that the best manner in which to achieve its objectives was to only provide RSUs, and not stock options, to executive officers for fiscal 2018. Our compensation committee will continue to evaluate the effectiveness of both RSUs and stock options as long-term incentives when granting equity awards to executives in the future.
Our compensation committee does not have any specific policy regarding the timing of equity awards; however, equity awards have generally been granted to our executive officers on an annual basis following the determination of our fiscal year-end financial results, and from time to time thereafter as determined by our compensation committee. Our chief executive officer and our head of human resources propose an aggregate pool of shares to be allocated among participating officers and employees worldwide and to be approved, with respect to each individual equity award grant, by the compensation committee or the board of directors, as the case may be. In recommending the size of the proposed aggregate equity award pool to our board or compensation committee, as the case may be, our chief executive officer takes into consideration the impact of the size of the pool on share dilution, employee motivation, employee retention, expected hiring and accounting charges. The proposals generally include a division of the award pool based on a grant matrix determined by employee level. The board of directors or the compensation committee, as the case may be, reviews and discusses the award pool and approves the final grants, if any, for each individual executive officer. If the compensation committee or the board of directors, as the case may be, intends to approve a grant to an individual that differs materially from that proposed in the grant matrix, our chief executive officer provides the compensation committee or the board of directors, as the case may be, with an explanation or justification for the original proposal, but the final decision is made by the compensation committee or the board of directors, as the case may be. The board of directors, without Dr. Jin participating, or the compensation committee, as the case may be, also determines the size of the option and RSU grants, if any, to be granted to Dr. Jin, our chief executive officer.
It has been our practice to grant additional equity awards to employees, including our executive officers, when the board of directors or the compensation committee, as the case may be, believe additional unvested equity incentives are appropriate as a retention incentive. In making its determination concerning additional equity awards to our executive officers, the board of directors or the compensation committee, as the case may be, has also considered, among other factors, individual performance, the size and terms of the individual’s outstanding equity grants and third party compensation analysis from Compensia. For fiscal 2018, other than the annual grants of equity awards that were approved in August 2017, as discussed below, we did not grant any additional equity awards to our named executive officers.

In determining equity incentive awards for our named executive officers in fiscal 2018, the compensation committee reviewed Compensia’s analysis of equity compensation practices within the initial comparable companies (as described above under the caption “Executive Compensation—Compensation Discussion and Analysis—Third-Party Analysis of Compensation”), the current unvested equity position of each of our named executive officers, and the current value of outstanding equity awards held by our named executive officers.
In the course of making its September 2018 determinations, the compensation committee consulted with our chief executive officer to obtain his input and suggestions concerning proposed compensation adjustments for the named executive officers. The compensation committee also discussed with our chief executive officer proposals relating to his equity compensation, but our chief executive officer did not participate in any deliberations or decisions concerning his equity compensation.
In August 2017, our compensation committee approved the following annual grants of equity awards to our named executive officers on the terms set forth in the table below:

Named Executive Officer	RSU Awards(1)
HP Jin	—
Michael Strambi	90,000
Salman Dhanani	100,000
Philipp Kandal	40,000
Hassan Wahla	80,000
____________________

(1)	One-quarter of the shares underlying each grant of RSUs vests on each anniversary of the vesting commencement date, subject to the recipient’s continuous status as a service provider to us.

Clawback. We maintain a clawback policy, pursuant to which our board of directors has the discretion under specified circumstances to require an executive officer who is involved in wrongful conduct that causes or partially causes a restatement of our financial statements to repay to our company up to the full amount of any incentive compensation (including cash incentive amounts and equity awards) erroneously paid or granted to the executive officer based on the financial statements that were subsequently restated.

Benefits. Our U.S.-based executive officers participate in our standard benefit plans, which are offered to all full time U.S.-based employees and include our 401(k) plan. We maintain a 401(k) retirement plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our U.S.-based employees are eligible to participate in the 401(k) plan as of the first day of the first full calendar month following the start of their employment. The 401(k) plan provides a salary deferral program pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,500 in 2018 and contribute the withheld amount to the 401(k) plan. Participants over age 50 may elect to make additional elective deferral contributions, or catch-up contributions, in the statutorily prescribed limit equal to $6,000 in 2018. We may, in our sole discretion, make discretionary profit sharing and/or matching contributions to the 401(k) plan on behalf of our employees who are eligible to participate in the 401(k) plan. To date, we have not made any profit sharing contributions but we generally provide matching employee contributions to the 401(k) plan with up to 4% of an employee’s salary (and capped at $8,000 for each employee), subject to certain vesting conditions.

Our U.S.-based executive officers have the opportunity to participate in our health and welfare benefit programs which include a medical program, a dental program, a vision program, life insurance, disability insurance, and flexible spending accounts for our U.S.-based employees. These benefits are the same as those offered to all other full time U.S.-based employees. Through our benefit programs, each of our named U.S.-based executive officers received group term life insurance equivalent to 100% of his annual base salary.
Mr. Kandal is an employee of our German subsidiary, Telenav GmbH. Mr. Kandal is provided with a $60,000 annual housing allowance when in California, certain air travel class accommodations, certain tax advisory and housing-related services, and reimbursement of certain automobile expenses. See the “All Other Compensation” column of the summary compensation table in this section.
Pledging or Hedging of Company Stock. Members of our board of directors, our executive officers and certain other employees may not pledge our stock as collateral for loans or hold our securities in margin accounts. In addition, members of our board of directors, our executive officers, and our employees and consultants are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our securities, including any hedging or similar transaction designed to decrease the risks associated with holding our securities.
Stock Ownership Guidelines for Executive Officers. Our board of directors adopted stock ownership guidelines in October 2017. These guidelines require that our nonemployee directors and executive officers be meaningfully invested in our stock and therefore be personally invested in our performance to ensure strong alignment with stockholder interests. Pursuant to these guidelines, our chief executive officer is required to own our equity securities equal in value to at least six times the amount of his annual base salary and each of the other executive officers is required to own our equity securities equal in value to at least 1.5 times the amount of his or her annual base salary. Each new executive officer will have three years from his or her first designation as one of our executive officers to comply with these guidelines and each current executive officer will have three years from the date such guidelines were adopted to comply with these guidelines. These guidelines credit shares held outright by each executive officer or such executive officer’s immediate family members, shares held in trust for the benefit of each executive officer or such executive officer’s immediate family, and other shares in which each executive officer holds a beneficial interest. Shares subject to unexercised stock options, whether or not vested, and unvested RSUs are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the fair market value of the shares owned on the filing date of the proxy statement of our then-current fiscal year, or if higher, the value on the date of acquisition.
Each of our named executive officers is in compliance with our stock ownership guidelines, or still has time remaining to comply. On August 31, 2018, the value of named executive officers’ holdings and their guidelines are shown below:

Named Executive Officer	Value of Stock Holdings ($)	Stock Ownership Guidelines ($)
Dr. HP Jin	7,987,297	2,280,000
Michael Strambi	469,078	472,500
Salman Dhanani	2,278,976	420,000
Philipp Kandal	857,702	481,505
Hassan Wahla	657,586	420,000

Accounting and Tax Considerations. Section 162(m) limits the amount of compensation paid to our chief executive officer and to each of our three other most highly compensated officers, other than the chief financial officer, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000 per person, unless certain exemption requirements are met. Under Section 162(m), certain performance-based compensation that has been approved by a company’s stockholders and otherwise meets various other requirements under Section 162(m) is not subject to the $1,000,000 deduction limit. While our compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, our compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions. We may from time to time pay compensation to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.
Employment Agreements. From time to time, our board of directors may consider the possibility of an acquisition of us by other companies or other change of control transactions. We recognize that such consideration can be a distraction to our executive officers and could cause them to consider alternative employment opportunities. Our compensation committee believes that providing severance and change of control benefits to our executive officers is imperative to ensure their continued dedication and objectivity, notwithstanding the possibility of a change of control, to provide them with an incentive to continue employment and motivate them to maximize stockholder value in the event of a change of control, and to provide them with enhanced financial security. Under the agreements approved by our compensation committee, each of our executive officers will be entitled to receive certain severance benefits upon certain qualifying employment termination events, including enhanced severance benefits if the employment termination occurs in connection with a change of control.
Transition and Consulting Agreements. In September 2018, we announced that Mr. Strambi will be resigning from his role as our CFO, effective January 2, 2019. In connection with his transition, we entered into a transition agreement and release and a consulting agreement with him in fiscal 2019. The transition agreement provides Mr. Strambi with continued salary and benefits, other than certain bonuses as described below, during the transition period. As previously reported, pursuant to the transition agreement, Mr. Strambi will not be eligible to receive any bonuses under our bonus plan or plans for fiscal 2019. Mr. Strambi is eligible to receive a one-time bonus of $100,000, subject to applicable withholdings and other deductions, payable on January 3, 2019, if he continues in his current position through January 2, 2019. Pursuant to the transition agreement, if Mr. Strambi’s employment is terminated by us after the earlier of the date of our 2018 Annual Meeting or November 30, 2018, he will not be eligible to receive the severance benefits specified in his employment agreement (which is described further below). Instead, if we terminate Mr. Strambi’s employment in the time period between such date and January 2, 2019, for other than cause, death or disability and apart from a change of control, Mr. Strambi would be eligible to receive $100,000. The transition agreement includes a release of claims by Mr. Strambi in favor of us. Upon termination of employment, Mr. Strambi’s then‑unvested options and restricted stock units will terminate, and his vested options will continue to be outstanding and available for exercise. The post-termination exercise period of such vested options will not begin until his service with us (including his consulting services) ceases. Also as previously reported, pursuant to Mr. Strambi’s consulting agreement, Mr. Strambi will provide consulting services to us from the termination of his employment through June 30, 2019, to assist with the transition of his duties and responsibilities. While Mr. Strambi provides such consulting services, he will receive a consulting fee of $10,000 per month. Mr. Strambi is not entitled to receive any company-sponsored benefits from us during his consulting period.
See the sections entitled “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control” for a further description of agreements with and the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

Compensation Committee Report
The compensation committee oversees our compensation policies, plans and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Karen Francis (Chair)
Randy Ortiz
Ken Xie

Fiscal 2018 Summary Compensation Table
The following table provides information regarding the compensation of our principal executive officer, principal financial officer, and each of our three other most highly compensated persons serving as executive officers as of June 30, 2018. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary		RSU Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)		All Other Compensation		Total
Dr. HP Jin Chairman of the Board of Directors, President and Chief Executive Officer	2018 2017 2016	$380,000 351,500 342,000	(3) (3)	$— — 490,000	$— 297,612 391,027	$432,060 355,015 290,700	(5)	$9,242 9,115 8,897	(4) (4) (4)	$821,302 1,013,242 1,522,624
Michael Strambi Chief Financial Officer and Treasurer	2018 2017 2016	312,500 300,000 300,000		596,250 — 210,000	— 198,408 210,553	213,188 181,800 165,590		10,322 10,193 11,637	(4) (4) (4)	1,132,260 690,401 897,780
Salman Dhanani Co-President, Automotive Business Unit	2018 2017 2016	277,500 245,125 238,500	(3)(3)	662,500 — 420,000	— 198,408 360,948	189,311 148,546 127,349		9,503 8,803 10,990	(4) (4) (4)	1,138,814 600,882 1,157,787
Philipp Kandal (6) Senior Vice President, Engineering	2018 2017	321,003 275,994		265,000 1,260,000	— 149,823	217,297 274,879		82,023 99,130	(7) (7)	885,323 2,059,826
Hassan Wahla Co-President, Automotive Business Unit	2018 2017 2016	277,500 265,000 265,000		530,000 — 210,000	— 181,874 210,553	189,311 160,590 141,499		15,182 15,297 11,054	(8) (8) (4)	1,011,993 622,760 838,106
____________________

(1)
Amounts reflect the aggregate grant date fair value of RSUs and options awarded during the fiscal year computed in accordance with FASB ASC Topic 718, and are not necessarily an indication of which named executive officers received the most gains from previously granted equity awards. The fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The fair value of each option grant is estimated using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(2)	The amounts in this column represent total performance-based bonuses earned pursuant to (i) our fiscal 2016 Bonus Plan, (ii) our fiscal 2017 Bonus Plan, and (iii) our fiscal 2018 Bonus Plan.

(3)	Amounts reflect a 10% voluntary pay reduction from base salary taken by Dr. Jin and Mr. Dhanani. The compensation committee approved the reinstatement of the full base salary effective April 1, 2017.

(4)	Amounts represent 401(k) matching contributions and life insurance premiums paid by us.

(5)	Amounts reflect a voluntary reduction of the payment of the non-equity incentive plan compensation from 92% as approved by the compensation committee to 85%.

(6)
Mr. Kandal, who is employed by Telenav GmbH, became an executive officer in January 2017. Accordingly, only information for fiscal 2018 and 2017 is provided with respect to Mr. Kandal. All amounts are stated in U.S. dollars. For payment in total or in part in currencies other than the U.S. dollar, translation of compensation into U.S. dollars is calculated using the average quarterly exchange rate of the U.S. dollar against the euro (in the case of amounts set forth in the salary, non-equity incentive compensation and all other compensation columns) and the Romanian leu (in the case of certain of the amount set forth in the all other compensation column). Due to variations in the exchange rates of the U.S. dollar against the euro and the Romanian leu, the U.S. dollar values included in this table may not reflect actual amounts for Mr. Kandal.

(7)
Amount for fiscal 2018 represents an allowance of $60,000 for housing when Mr. Kandal is in California, tax consulting and other housing-related services totaling $12,542, air travel class accommodations of $5,577 and automobile reimbursement of $3,904. Amount for fiscal 2017 represents a $60,000 housing allowance, air travel class accommodations of $32,923, and tax consulting and other housing-related services totaling $6,207.

(8)	Amount represents 401(k) matching contributions and life insurance premiums paid by us, as well as an automobile leased for Mr. Wahla’s use.

Grants of Plan-Based Awards for Fiscal 2018
The following table provides information regarding bonus and equity grant awards to each of our named executive officers during fiscal 2018.

Name	Grant Date	Non-Equity Incentive Plan Earnings(1)	All Other Option Awards: Number of Securities Underlying Options	All Other Equity Awards RSUs(2)	Grant Date Fair Value of Stock and Option Awards(3)
Dr. HP Jin	—	$432,060	—	—	$—
Michael Strambi	—	213,188	—	—	—
	8/8/2017	—	—	90,000	596,250
Salman Dhanani	—	189,311	—	—	—
	8/8/2017	—	—	100,000	662,500
Philipp Kandal (4)	—	217,297	—	—	—
	8/8/2017	—	—	40,000	265,000
Hassan Wahla	—	189,311		—	—
	8/8/2017	—	—	80,000	530,000
____________________

(1)
The amounts in this column represent total performance-based bonuses earned pursuant to our 2018 Bonus Plan as further described in the section titled “Executive Compensation—Compensation Discussion and Analysis.” The target award is calculated on a specified percentage of the base salary. For more information regarding the amounts paid to our executive officers under our 2018 Bonus Plan, see the section titled “Executive Compensation—Fiscal 2018 Summary Compensation Table.”

(2)	Represents RSUs granted under our 2009 Equity Incentive Plan on the date set forth in this table.

(3)
Amounts reflect the aggregate grant date fair value of RSUs and options awarded during the fiscal year computed in accordance with FASB ASC Topic 718. The fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The fair value of each option grant is estimated using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, refer to Note 8 to the consolidated financial statements contained in our Annual Report.

(4)	Mr. Kandal, who is employed by Telenav GmbH, earned a bonus amount of €183,369 (or $217,297 as calculated using the average quarterly exchange rate of the U.S. dollar against the euro).

Outstanding Equity Awards at June 30, 2018
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at June 30, 2018.

	Option Awards(1)				RSU Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested
Dr. HP Jin	125,000	—(3)	$6.12	8/18/2019	—	$ —
	250,000	—(4)	6.55	11/2/2020	—	—
	71,875	3,125(5)	4.92	8/5/2024	—	—
	94,792	35,208(6)	6.86	8/4/2025	—	—
	75,000	105,000(9)	5.14	9/15/2026	—	—
	—	—	—	—	35,000(7)	196,000
Michael Strambi	150,000	—(8)	6.89	5/1/2022	—	—
	46,615	2,292(5)	4.92	8/5/2024	—	—
	51,042	18,958(6)	6.86	8/4/2025	—	—
	50,000	70,000(9)	5.14	9/15/2026	—	—
	—	—	—	—	12,500(16)	70,000
	—	—	—	—	15,000(17)	84,000
	—	—	—	—	90,000(18)	504,000
Salman Dhanani	100,000	—(3)	6.12	8/18/2019	—	—
	100,000	—(4)	6.55	11/2/2020	—	—
	30,000	—(13)	7.43	1/31/2022	—	—
	57,500	2,500(5)	4.92	8/5/2024	—	—
	87,500	32,500(6)	6.86	8/4/2025	—	—
	50,000	70,000(9)	5.14	9/15/2026	—	—
	—	—	—	—
	—	—	—	—	7,500(16)	42,000
	—	—	—	—	30,000(17)	168,000
	—	—	—	—	100,000(18)	560,000
Philipp Kandal	66,667	33,333(10)	7.67	10/1/2025	—	—
	35,625	54,375(11)	4.80	11/4/2026	—	—
	—	—	—	—	50,000(14)	280,000
	—	—	—	—	105,000(15)	588,000
	—	—	—	—	40,000(18)	224,000
Hassan Wahla	3,819	—(12)	4.20	5/21/2019	—	—
	49,999	—(3)	6.12	8/18/2019	—	—
	100,000	—(4)	6.55	11/2/2020	—	—
	30,000	—(13)	7.43	1/31/2022	—	—
	47,917	2,083(5)	4.92	8/5/2024	—	—
	51,042	18,958(6)	6.86	8/4/2025	—	—
	45,833	64,167(9)	5.14	9/15/2026	—	—
	—	—	—	—	7,500(16)	60,750
	—	—	—	—	15,000(17)	121,500
	—	—	—	—	80,000(18)	648,000

__________________

(1)
Unless otherwise noted, all stock options and RSUs listed in this Outstanding Equity Awards table were granted under our 2009 Equity Incentive Plan, and vesting of stock options and RSUs is subject to continued service through the applicable vesting date.

(2)
The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs by the closing price of our common stock on June 29, 2018 (the last trading day in fiscal 2018), which was $5.60.

(3)	This stock option was granted under our 1999 Stock Option Plan and all shares of common stock subject to this stock option were fully vested as of August 18, 2013.

(4)	All shares of common stock subject to this stock option were fully vested as of November 2, 2014.

(5)
The shares of common stock subject to this stock option began vesting on August 5, 2014 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(6)
The shares of common stock subject to this stock option began vesting on July 31, 2015 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(7)	These RSUs began vesting on August 10, 2015 and vest annually as to 1/4th of the shares per year.

(8)	The shares of common stock subject to this stock option were fully vested as of June 16, 2016.

(9)
The shares of common stock subject to this stock option began vesting on October 10, 2016 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(10)
The shares of common stock subject to this stock option began vesting on October 1, 2015 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(11)
The shares of common stock subject to this stock option began vesting on November 4, 2016 (vesting commencement date) and vest as to 1/48th of the shares subject to the option monthly on the same day of the month as the vesting commencement date.

(12)	All shares of common stock subject to this stock option were fully vested as of March 18, 2013.

(13)	All shares of common stock subject to this stock option were fully vested as of January 31, 2016.
(14) These RSUs began vesting on October 1, 2015 and vest annually as to 1/4th of the shares per year.
(15) These RSUs began vesting on January 10, 2017 and vest annually as to 1/4th of the shares per year.

(16)	These RSUs began vesting on August 10, 2014 and vest annually as to 1/4th of the shares per year.

(17)	These RSUs began vesting on August 10, 2015 and vest annually as to 1/4th of the shares per year.

(18)	These RSUs began vesting on August 8, 2017 and vest annually as to 1/4th of the shares per year.
Options Exercised and Stock Vested During Fiscal 2018
The following table presents certain information regarding RSUs vested by our named executive officers in fiscal 2018. None of our named executive officers exercised any stock options during fiscal 2018. The value realized from vested RSUs is calculated by multiplying the number of shares vested by the market price of our common stock on the date the shares are released.

Name	RSUs Vested	Value Realized on Vesting
Dr. HP Jin	17,500	$108,500
Michael Strambi	45,000	281,500
Salman Dhanani	47,500	289,500
Philipp Kandal	60,000	353,000
Hassan Wahla	40,000	243,000

Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during fiscal 2018.

Employment Agreements
We currently have employment agreements or change of control agreements with each of our executive officers. The employment agreements with our executive officers provide for at will employment, base salary, term of the agreement, eligibility to participate in any of our bonus plans or programs, standard employee benefit plan participation and eligibility to receive stock option grants. The employment agreements contain certain severance and change of control benefits in favor of the executives. Provided the employment agreement is not terminated earlier pursuant to its terms, in the event of a Change of Control (as defined below), the agreement provides for an automatic extension of the term of the agreement through the 18 month anniversary of such Change of Control with automatic one year renewals after the 18 month anniversary of the Change of Control unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal.
Dr. HP Jin. In October 2009, we entered into an employment agreement with Dr. Jin. He is eligible to participate in our bonus plans and programs and employee benefit plans in accordance with their terms. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that Dr. Jin is an at will employee and his employment may be terminated at any time by us or Dr. Jin. The agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Jin is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”
Michael W. Strambi. In March 2012, we entered into an employment agreement with Mr. Strambi. Mr. Strambi is eligible to participate in our bonus plans and programs and employee benefit plans in accordance with their terms. Mr. Strambi is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Strambi. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Strambi is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.” However, shortly following the conclusion of fiscal 2018, we announced that Mr. Strambi will be resigning from his role as our chief financial officer, effective January 2, 2019. In connection with his transition, we entered into a transition agreement and release and a consulting agreement with him. The terms of his transition agreement affect his bonus eligibility and amend his severance benefits as described further above in “Executive Compensation—Compensation Discussion and Analysis.”
Salman Dhanani. In October 2009, we entered into an employment agreement with Mr. Dhanani. He is eligible to participate in our bonus plans and programs and employee benefit plans in accordance with their terms. Mr. Dhanani is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Dhanani. The agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Dhanani is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Philipp Kandal. In January 2014, we entered into an employment agreement with Mr. Kandal, which has subsequently been amended. During calendar year 2018, Mr. Kandal splits his time between our facilities in the United States and Romania. He is entitled to an automobile and housing allowance when in the United States, certain air travel class accommodations, and tax advisory and housing-related services. Mr. Kandal is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The employment agreement, as amended, may be terminated with thirty days written notice subject the payment of any bonuses earned during the partial period. In addition, Mr. Kandal is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”
Hassan Wahla. In October 2009, we entered into an amended and restated employment agreement with Mr. Wahla. He is eligible to participate in our bonus plans and programs and employee benefit plans in accordance with their terms. Mr. Wahla is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Wahla. The agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Wahla is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”
Potential Payments upon Termination or Change of Control
We have entered into employment agreements that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. The description and table that follow describe the payments and benefits that may be owed by us to each of our executive officers upon the executive officer’s termination under certain circumstances.
Severance Terms for Dr. Jin. In the event that Dr. Jin is terminated other than for Cause, death or disability, and the termination is not upon or within a two month period before or a 12 month period after a Change of Control, then, subject to certain conditions as described below, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, prorated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	company-paid coverage for a period of up to 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans.
In the event that Dr. Jin is terminated other than for Cause, death or disability, or if he terminates his employment for Good Reason (as defined below), and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 18 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, prorated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	company-paid coverage for a period of up to 18 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•
all unvested equity awards will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

In order to receive the severance benefits described above upon a termination of Dr. Jin’s employment, Dr. Jin is obligated to refrain from soliciting our employees to leave us for a one-year period after the termination of his employment, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.
Severance Terms for Messrs. Strambi, Wahla and Dhanani. Pursuant to the employment agreements, in the event that we terminate the employment of Messrs. Strambi (prior to our 2018 Annual Meeting), Wahla and Dhanani other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions as described below, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, prorated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	company-paid coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans.
In the event we terminate the employment of Messrs. Strambi (prior to our 2018 Annual Meeting), Wahla or Dhanani other than for Cause, death or disability, or if either Messrs. Strambi (prior to our 2018 Annual Meeting), Wahla or Dhanani terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, prorated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	company-paid coverage for a period of 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•
all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

Severance Terms for Mr. Kandal. Pursuant to the employment agreement, in the event that we terminate the employment of Mr. Kandal other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions as described below, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination; and

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, prorated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee).

In the event we terminate the employment of Mr. Kandal other than for Cause, death or disability, or if Mr. Kandal terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•
a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, prorated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	company-paid coverage for a period of 12 months for himself and his eligible dependents under our employee benefit plans; and

•
all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

In order to receive the severance benefits described above upon a termination of employment of Messrs. Strambi, Wahla, Dhanani or Kandal, such executive officer is obligated to refrain from soliciting our employees to leave us for a one-year period after the termination of his employment, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.

In the event any payment to Dr. Jin or Messrs. Strambi, Wahla or Dhanani under his employment agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such executive officer will be entitled to receive such payment as would entitle him to receive the greatest after tax benefit of either the full payment or a lesser payment, which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of our employment agreements with our executive officers, “Change of Control” means the occurrence of any of the following:

(i)
the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us), or Person, that becomes the owner, directly or indirectly, of our securities representing more than 50% of the total voting power represented by our then outstanding securities; provided, however, that for the purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of our securities shall not be considered a Change of Control;

(ii)
a change in the composition of our board of directors occurring within a 12 month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are our directors as of the effective date of the employment agreement with the executive officer or (B) are elected, or nominated for election, to our board of directors with the affirmative votes of a least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of our directors); or

(iii)
a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of our assets: (1) a transfer to an entity that is controlled by our stockholders immediately after the transfer; or (2) a transfer of assets by us to: (A) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our securities; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction of ours that does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii) shall not be considered a Change of Control.

For the purposes of our employment agreements with our executive officers, “Cause” means:

(i)	any material act of personal dishonesty made by the executive officer in connection with the executive officer’s responsibilities as an employee;

(ii)	the executive officer’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

(iii)	the executive officer’s gross misconduct;

(iv)
the executive officer’s unauthorized use or disclosure of any of our proprietary information or trade secrets or of any other party to whom the executive officer owes an obligation of nondisclosure as a result of executive officer’s relationship with us;

(v)	the executive officer’s willful breach of any obligations under any written agreement or covenant with us; or

(vi)
the executive officer’s continued failure to perform his employment duties after the executive officer has received a written demand of performance from us which specifically sets forth the factual basis for our belief that the executive officer has not substantially performed his duties and has failed to cure such nonperformance to our satisfaction within 10 business days after receiving such notice.

For the purpose of our employment agreements with Dr. Jin and Mr. Strambi, “Good Reason” means the executive officer’s voluntary termination within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)
the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of such executive officer’s authority, duties or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., the executive officer’s same position in the parent company of the combined entity);

(ii)
a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)
a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.

For the purpose of our employment agreements with Messrs. Wahla, Dhanani and Kandal, “Good Reason” means the executive officer’s voluntary termination within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)
the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of the executive officer’s authority, duties, or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status);

(ii)
a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)
a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; provided further that for Mr. Kandal, relocation to the United States will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.

The executive officer will not resign for Good Reason without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Fiscal 2018 Potential Payments upon Termination or Change of Control
The following table shows the amounts each of our named executive officers would receive in the event of their termination following a Change of Control, or upon certain other events, assuming the termination took place on June 30, 2018, the last business day of our most recent completed fiscal year.

		Involuntary Termination
Name	Benefits	More Than Two Months Before or More than 12 Months After Change of Control	Within Two Months Before or 12 Months After Change of Control
Dr. HP Jin	Severance Payment (Salary)	$380,000	$570,000
	Severance Payment (Bonus)(1)	380,000	380,000
	Continuation of Medical/Welfare Benefits	20,862	31,293
	Acceleration of Stock Options and RSUs(2)	—	246,425
Michael Strambi(3)	Severance Payment (Salary)	157,500	315,000
	Severance Payment (Bonus)(1)	189,000	189,000
	Continuation of Medical/Welfare Benefits	11,093	22,186
	Acceleration of Stock Options and RSUs(2)	—	691,759
Salman Dhanani	Severance Payment (Salary)	140,000	280,000
	Severance Payment (Bonus)(1)	168,000	168,000
	Continuation of Medical/Welfare Benefits	11,093	22,186
	Acceleration of Stock Options and RSUs(2)	—	803,900
Philipp Kandal(4)	Severance Payment (Salary)	156,942	313,883
	Severance Payment (Bonus)(1)	188,330	188,330
	Continuation of Medical/Welfare Benefits	—	7,577
	Acceleration of Stock Options and RSUs(2)	—	855,500
Hassan Wahla	Severance Payment (Salary)	140,000	280,000
	Severance Payment (Bonus)(1)	168,000	168,000
	Continuation of Medical/Welfare Benefits	11,093	22,186
	Acceleration of Stock Options and RSUs(2)	—	604,933
____________________

(1)	Assumes bonus is paid at target amount.

(2)
100% of the unvested shares subject to stock options and RSUs would accelerate if the executive officer were terminated other than for Cause, death or disability or resigned for Good Reason within a two month period before or a 12 month period after a Change of Control. Value represents the gain the executive officer would receive, calculated as the difference between our closing stock price on June 30, 2018 and the exercise price of all unvested options and RSUs. Our closing stock price on June 30, 2018 was $5.60 per share.

(3)
All amounts for Mr. Strambi do not reflect the impact of our transition agreement with Mr. Strambi since that agreement was entered into after June 30, 2018, the assumed termination date used in this table.

(4)
All amounts for Mr. Kandal are stated in U.S. dollars. For payment in total or in part in currencies other than the U.S. dollar, translation of compensation into U.S. dollars is calculated using the exchange rate of the U.S. dollar against the euro as of June 30, 2018. Due to variations in the exchange rates of the U.S. dollar against the euro, the U.S. dollar values included in this table may not reflect actual amounts for Mr. Kandal.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options, RSUs, warrants and rights granted to our employees and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of June 30, 2018.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)(2)	8,154,938	$6.4700	2,811,329
Equity compensation plans not approved by security holders(3)(4)	29,522	7.6991	357,485
Total	8,184,460	6.4757	3,168,814
____________________

(1)
Our 2009 Equity Incentive Plan incorporates an evergreen formula pursuant to which on July 1 of each year, the aggregate number of shares reserved for issuance under the 2009 Equity Incentive Plan will increase by a number of shares equal to the lesser of: (A) 1,666,666 shares, (B) 4% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) such number of shares determined by our board of directors. The last annual increase in the shares reserved for issuance under our 2009 Equity Incentive Plan will occur on July 1, 2019, and the plan will expire in October 2019.

(2)	Includes 3,068,008 shares subject to RSU awards that have no exercise price.

(3)
We assumed our Amended and Restated 2011 Stock Option Plan on October 10, 2012, upon the closing of our acquisition of Local Merchant Services, Inc., or ThinkNear. We also entered into Non-Plan Inducement Restricted Stock Unit Award Agreements to grant RSU and option awards to certain skobbler GmbH founders in connection with our acquisition of skobbler GmbH in 2014.

(4)	Includes 5,750 shares subject to RSU awards that have no exercise price.

CEO PAY RATIO DISCLOSURE
Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, require us to provide the following information about the ratio of our median employee’s fiscal 2018 total compensation and that of our CEO, Dr. HP Jin.

For our fiscal 2018:

•	the annual total compensation of our median employee was $136,959;

•	the annual total compensation of our CEO was $821,302; and

•	the ratio of the annual total compensation of our CEO to that of our median employee was 6.0 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the median employee using the following methodology:
For each member of the applicable employee population, we summed his or her base pay (including base salary, overtime, and such allowances as vacation and holiday pay and relocation allowances), bonuses (including performance bonuses, sales commissions and special or “spot” bonuses) and equity awards received for the 12-month period from July 1, 2017 through June 30, 2018. With respect to equity awards, we determined the grant date fair value of RSUs and options awarded during fiscal 2018 computed in accordance with FASB ASC Topic 718, using the closing price of our common stock on the date of grant for RSUs and the Black-Scholes option pricing model for stock options.
In determining our employee population, we considered the individuals other than our CEO who were employed by us on June 30, 2018, whether employed in a full-time, part-time, seasonal or temporary capacity. We did not include any contractors, agency workers or other nonemployees.
For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on June 30, 2018. For employees working outside the San Francisco Bay Area, we applied cost-of-living differentials from third-party sources to the calculation. The cost-of-living adjustment factor we used in calculating our employees’ annual total compensation came from a publicly-available database of cost-of-living data (available at www.numbeo.com/cost-of-living/).
Having thus calculated fiscal 2018 total compensation for each employee, we ranked the employees by that measure and identified the individual, an employee in our Cluj, Romania office, with the median total annual compensation of our employee population. We calculated the total fiscal 2018 compensation for this individual using the same methodology we use to calculate the fiscal 2018 amount reported for our CEO in the “Total” column of the Fiscal 2018 Summary Compensation Table as set forth in this proxy statement.
As disclosed in the Fiscal 2018 Summary Compensation Table, the total fiscal 2018 compensation for our CEO was $821,302. The total fiscal 2018 compensation for our median employee was $136,959. Thus, the ratio of our CEO’s total fiscal 2018 compensation to our median employee’s total fiscal 2018 compensation was 6.0 to 1. Had we not applied a cost-of-living adjustment factor, our median employee’s total fiscal 2018 compensation would have been $58,064, and the ratio of our CEO’s annual total fiscal 2018 compensation to our median employee’s total fiscal 2018 compensation would have been 14.1 to 1.
Because SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratios reported by other companies may not be directly comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except as described below, there have been no transactions since the beginning of fiscal 2018 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described elsewhere in this proxy statement.
Consulting Agreement
On August 31, 2017, Joseph M. Zaelit, a member of our board of directors, entered into an agreement to provide consulting services to us under a Consulting Agreement (the “Consulting Agreement”) that became effective immediately after Mr. Zaelit’s resignation from the board of directors on October 31, 2017 (the “Effective Date”). The term of the Consulting Agreement began on the Effective Date and will end on December 31, 2019, unless terminated by Mr. Zaelit upon seven (7) days’ prior notice. The Consulting Agreement provides that Mr. Zaelit will be available for up to ten (10) hours per quarter during the term of the Consulting Agreement; however, upon mutual agreement between the parties, Mr. Zaelit may be available for additional hours. Under the Consulting Agreement, Mr. Zaelit will receive a quarterly consulting fee equal to $15,750 per quarter. In the event we increased cash or equity compensation for the board prior to July 1, 2018, Mr. Zaelit was entitled to receive the increase equal to the amount he would have received if he had continued to be a member of the board. Additionally, because the Effective Date was prior to the 2017 Annual Meeting of Stockholders, we granted Mr. Zaelit, effective as of such date, an option to acquire 15,000 shares of our common stock at a per share exercise price equal to the fair market value (as determined in accordance with our 2009 Equity Incentive Plan, as amended). During the term of the Consulting Agreement, all outstanding options to acquire our common stock or RSUs for our common stock shall continue to vest in accordance with their terms. We agreed that upon termination of the Consulting Agreement and Mr. Zaelit ceasing continuous status as a service provider to us, Mr. Zaelit will have 12 months from the later of (i) the date that the Consulting Agreement terminates or (ii) the date Mr. Zaelit ceases to perform services to exercise any vested options to purchase our common stock held by him as of the date he ceases to be a service provider.
In November 2017, our board approved the amendment to our 2009 Equity Incentive Plan to modify the equity compensation arrangements for nonemployee directors. In accordance with the terms of the Consulting Agreement, Mr. Zaelit was granted an RSU award of 8,762 shares of our common stock to compensate him for the increased amount of equity compensation he would have received if he had continued to be a member of our board of directors.
Policies and Procedures for Related Party Transactions
As provided by the audit committee charter, the audit committee of our board of directors must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee any related party transaction prior to entering into the transaction.
It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2018, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of August 31, 2018, concerning, except as indicated by the footnotes below:

•	Each person whom we know beneficially owns more than five percent of our common stock;

•	Each of our directors and nominees for the board of directors;

•	Each of our named executive officers; and

•	All of our current directors and executive officers as a group.
Unless otherwise noted below, the address of each person listed on the table is c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, California 95054.
We have determined beneficial ownership in accordance with the rules of the SEC. Under the SEC’s proxy rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 45,037,731 shares of common stock outstanding at August 31, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of August 31, 2018 and RSUs that will vest within 60 days of August 31, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).
The information provided in the table and related footnotes are based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Digital Mobile Venture Ltd. (1)	7,313,467	16.24%
c/o Rayson Technology Co. Ltd. 5F No. 550 Ruei Guang Road Taipei, Taiwan
Nokomis Capital L.L.C. (2)	4,495,750	9.98%
2305 Cedar Springs Road, Suite 420 Dallas, Texas 75201
Divisar Capital Management LLC (3)	3,413,437	7.58%
275 Sacramento St., 8th Floor San Francisco, CA 94111
Named Executive Officers and Directors:
Dr. HP Jin (4)	2,069,220	4.53%
Michael Strambi (5)	398,088	*
Salman Dhanani (6)	851,960	1.87%
Philipp Kandal (7)	296,286	*
Hassan Wahla (8)	461,661	1.02%
Samuel Chen (9)	7,363,221	16.34%
Wes Cummins (10)	35,000	*
Karen Francis (11)	32,332	*
Douglas Miller (12)	33,902	*
Randy Ortiz	—	*
Ken Xie (13)	88,016	*
All current executive officers and directors as a group (12 people) (14)	11,679,162	24.82%
____________________

*	Represents beneficial ownership of less than 1%.

(1)	Samuel Chen, one of our directors, and his wife, Fiona Chang, share voting and dispositive power over the shares of our common stock held by Digital Mobile Venture Ltd. (“Digital”).

(2)	Based solely upon a Schedule 13D/A filed with the SEC on August 24, 2017 by Nokomis Capital L.L.C.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2018 by Divisar Capital Management LLC.

(4)	Includes (i) 1,426,303 shares held by Dr. Jin, and (ii) 642,917 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(5)	Includes (i) 83,764 shares held by Mr. Strambi, and (ii) 314,324 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(6)	Includes (i) 406,960 shares held by Mr. Dhanani, and (ii) 445,000 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(7)
Includes (i) 153,161 shares held by Mr. Kandal, (ii) 118,125 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018, and (iii) 25,000 shares issuable upon the settlement of RSUs that vest within 60 days of August 31, 2018.

(8)	Includes (i) 117,426 shares held by Mr. Wahla, and (ii) 344,235 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(9)	Includes (i) 7,313,467 shares held by Digital, (ii) 12,288 shares held by Mr. Chen, and (iii) 37,466 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(10)
Includes (i) 20,000 shares held by Mr. Cummins and (ii) 15,000 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018. Mr. Cummins disclaims any voting or dispositive power over shares held by Nokomis Capital, L.L.C. and its affiliates.

(11)	Includes (i) 15,834 shares held by Ms. Francis and (ii) 16,498 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(12)
Includes (i) 9,201 shares held by Mr. Miller, (ii) 1,401 shares held by a trust over which Mr. Miller has shared control, and (iii) 23,300 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(13)
Includes (i) 49,583 shares held by Mr. Xie, (ii) 23,433 shares held by a trust over which Mr. Xie has shared control, and (iii) 15,000 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018.

(14)
Includes (i) 1,994,865 shares issuable upon the exercise of options exercisable within 60 days of August 31, 2018, and (ii) 28,250 shares issuable upon the settlement of RSUs that vest within 60 days of August 31, 2018.

AUDIT COMMITTEE REPORT
The audit committee assists the board of directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements and the qualifications, independence and performance of our independent registered public accounting firm.
Our management is responsible for establishing and maintaining internal controls and for preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the audit committee to oversee these activities.
The audit committee has:

•	Reviewed and discussed the audited financial statements with our management and with Grant Thornton LLP, our independent registered public accounting firm;

•	Discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board; and

•
Received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence.

Based upon these discussions and review, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors

Douglas Miller (Chairman)
Samuel Chen
Wes Cummins
Randy Ortiz

OTHER MATTERS
We are not aware of any other matters to be submitted at the 2018 Annual Meeting. If any other matters properly come before the 2018 Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.
It is important that your shares be represented at the 2018 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as instructed on the proxy card you received, via the Internet or by telephone as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Santa Clara, California
October 3, 2018

Telenav, Inc.
4855 Great America Parkway, Suite 300,
Santa Clara, CA 95054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the election of the following class III directors to serve until 2021.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Dr. HP Jin 02 Randy Ortiz

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. The approval of Telenav's executive compensation on a nonbinding advisory basis.	☐	☐	☐
3. The ratification of the appointment of Grant Thornton LLP as Telenav's independent registered public accounting firm for the fiscal year ending June 30, 2019.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000389134_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

TELENAV, INC.
Annual Meeting of Stockholders
November 15, 2018, 9:00 AM Pacific Standard Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. HP Jin and Michael Strambi, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, and in the discretion of such proxies on all other matters properly brought before the meeting, all of the shares of Common Stock of TELENAV, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST on November 15, 2018, at our headquarters at 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and as the proxy holder may determine in his discretion with regard to any other matter properly brought before the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000389134_2 R1.0.1.17